                         SECURITIES EXCHANGE COMMISSION
                             Washington, D.C. 20549

                               File No. 005-56295

              -----------------------------------------------------

                                 SCHEDULE 13D/A
                                 (Rule 13d-101)

                                 Amendment No. 8

           INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO
                   RULE 13d-1(a) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(a)


                          The Goldman Sachs Group, Inc.
                              ---------------------
                                (Name of Issuer)

                     Common Stock, par value $.01 per share
                           ---------------------------
                         (Title of Class of Securities)

                                   38141G 10 4
                              ---------------------
                                 (CUSIP Number)

                                 Gregory K. Palm
                                 James B. McHugh
                         The Goldman Sachs Group, Inc.
                                 85 Broad Street
                            New York, New York 10004
                            Telephone: (212) 902-1000
                              --------------------
          (Name, Address and Telephone Number of Persons Authorized to
                       Receive Notices and Communications)

                               September 22, 2000
                              --------------------
             (Date of Event which Requires Filing of this Statement)

        If the filing person has previously filed a statement on Schedule
       13G to report the acquisition that is the subject of this Schedule
13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box [ ].

                         (Continued on following pages)

------------------------
CUSIP NO. 38141G 10 4                          13D
------------------------
---------------------------------------------------------------------------------------------
1.  NAMES OF REPORTING PERSONS:  Each of the persons identified on Appendix A.
----------------------------------------------------------------------------- ----- ---------
2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
    As to a group consisting solely of Covered Persons(1)                      (a)     [x]
    As to a group consisting of persons other than Covered Persons             (b)     [x]
---------------------------------------------------------------------------------------------
3.  SEC USE ONLY
---------------------------------------------------------------------------------------------
4.  SOURCE OF FUNDS: OO as to Covered Shares(1), OO and PF as to Uncovered Shares(2)
    (Applies to each person listed on Appendix A.)
---------------------------------------------------------------------------------------------
5.  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO              [ ]
    ITEM 2(d) OR 2(e) (Applies to each person listed on Appendix A.)
---------------------------------------------------------------------------------------------
6.  CITIZENSHIP OR PLACE OF ORGANIZATION United States unless otherwise indicated on
    Appendix A.
---------------------------------------------------------------------------------------------
                                       7.  SOLE VOTING POWER (See Item 6)
              NUMBER OF                    As to Covered Shares, 0
               SHARES                      As to Uncovered Shares, as stated in Appendix A
            BENEFICIALLY               ------------------------------------------------------
              OWNED BY                 8.  SHARED VOTING POWER (See Item 6) (Applies to
              REPORTING                    each person listed on Appendix A.)
               PERSON                      251,377,692 Covered Shares held by Covered Persons
                WITH                       4,991 Uncovered Shares held by Covered Persons(3)
                                           1,458,217 Other Uncovered Shares held by Covered
                                           Persons(4)
                                           10,987,710 shares held by KAA(5)
                                           16,243,610 shares held by SBCM(5)
                                       ------------------------------------------------------
                                       9.  SOLE DISPOSITIVE POWER (See Item 6)
                                           As to Covered Shares, less than 1%
                                           As to Uncovered Shares, as stated in Appendix A
                                       ------------------------------------------------------
                                       10. SHARED DISPOSITIVE POWER (See Item 6):
                                           As to Covered Shares, 0
                                           As to Uncovered Shares, as stated in Appendix A
---------------------------------------------------------------------------------------------
11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON              252,840,900(6)
---------------------------------------------------------------------------------------------
12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES     [x](6)
     (Applies to each person listed on Appendix A.)
---------------------------------------------------------------------------------------------
13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)                        55.7%(6)
---------------------------------------------------------------------------------------------
14.  TYPE OF REPORTING PERSON: OO as to persons listed in Appendix A under the caption "Trusts"; PN as to persons listed in Appendix A under the caption
     "Partnerships"; CO as to persons listed in Appendix A under the caption
     "Corporations"; IN as to all other persons listed in Appendix A.

---------------
(1)    For a definition of this term, please see Item 2.
(2)    For a definition of this term, please see Item 3.
(3) These are Uncovered Shares also described in Row 7 which each Covered Person is deemed to beneficially own by application of Rule 13d-5(b)(1), but do not include the Uncovered Shares described in note 4. Each Covered Person disclaims beneficial ownership of Uncovered Shares held by each other Covered Person.
(4) These are Uncovered Shares held by 88 private charitable foundations established by 88 Covered Persons each of whom is a co-trustee of one or more of such private charitable foundations and may be deemed to beneficially own such Uncovered Shares. Each other Covered Person may be deemed to beneficially own such Uncovered Shares by application of Rule 13d-5(b)(1). Each such Covered Person disclaims beneficial ownership of such Uncovered Shares, and each other Covered Person also disclaims beneficial ownership of such Uncovered Shares.
(5) For a definition of this term, please see Item 2. The Covered Persons may be deemed to be members of a "group" with KAA and SBCM. Each Covered Person disclaims beneficial ownership of shares of Common Stock held by KAA and SBCM.

(6) Excludes 10,987,710 and 16,243,610 shares of Common Stock held by KAA and SBCM, respectively, as to which each Covered Person disclaims beneficial ownership.

                                                                                    APPENDIX A

                            ITEM 6                      ITEM 8         ITEM 9         ITEM 10
                         CITIZENSHIP       ITEM 7       SHARED          SOLE           SHARED
                           (UNITED      SOLE VOTING     VOTING       DISPOSITIVE    DISPOSITIVE
        ITEM 1          STATES UNLESS     POWER OF     POWER OF       POWER OF        POWER OF
  NAMES OF REPORTING      OTHERWISE      UNCOVERED     UNCOVERED      UNCOVERED      UNCOVERED
       PERSONS            INDICATED)       SHARES       SHARES         SHARES          SHARES
----------------------  -------------   -----------    ---------     ------------   -----------
Bradley I. Abelow                            0             0              0              0
Peter C. Aberg                               0             0              0              0
Paul M. Achleitner         Austria           0             0              0              0
Alberto F. Ades           Argentina          0             0              0              0
Gregory A. Agran                             0             0              0              0
Raanan A. Agus                               0             0              0              0
Jonathan R. Aisbitt           UK             0             0              0              0
Elliot M. Alchek                             0             0              0              0
Andrew M. Alper                              0             0              0              0
Philippe J. Altuzarra       France           0             0              0              0
Lay Pheng Ang             Singapore          0             0              0              0
Kazutaka P. Arai          North Korea/       0             0              0              0
                          South Korea
David M. Atkinson             UK             0             0              0              0
Mitchel J. August                            0             0              0              0
Armen A. Avanessians                         0             0              0              0
Dean C. Backer                               0             0              0              0
Michiel J. Bakker            The             0             0              0              0
                         Netherlands
Mark E. Bamford                              0             0              0              0
John S. Barakat                              0             0              0              0
Barbara J.                                   0             0              0              0
Basser-Bigio
Carl-Georg                 Germany           0             0              0              0
Bauer-Schlichtegroll
David Baum                                   0             0              0              0
Patrick Y. Baune            France           0             0              0              0
Robert A. Beckwitt                           0             0              0              0
Jonathan A. Beinner                          0             0              0              0
Ron E. Beller                                0             0              0              0
Tarek M. Ben Halim       Saudi Arabia        0             0              0              0
Kenneth Berents                              0             0              0              0
Jaime I. Bergel             Spain            0             0              0              0
Milton R. Berlinski          The             0             0              0              0
                         Netherlands
Andrew S. Berman                             0             0              0              0
Frances R. Bermanzohn                        0             0              0              0
Stuart N. Bernstein                          0             0              0              0
Robert A. Berry               UK             0             0              0              0
Jean-Luc Biamonti           Monaco           0             0              0              0
James J. Birch                UK             0             0              0              0
Lloyd C. Blankfein                           0             0              0              0
David W. Blood                               0             0              0              0
Randall A. Blumenthal                        0             0              0              0


                            ITEM 6                      ITEM 8         ITEM 9         ITEM 10
                         CITIZENSHIP       ITEM 7       SHARED          SOLE           SHARED
                           (UNITED      SOLE VOTING     VOTING       DISPOSITIVE    DISPOSITIVE
        ITEM 1          STATES UNLESS     POWER OF     POWER OF       POWER OF        POWER OF
  NAMES OF REPORTING      OTHERWISE      UNCOVERED     UNCOVERED      UNCOVERED      UNCOVERED
       PERSONS            INDICATED)       SHARES       SHARES         SHARES          SHARES
----------------------  -------------   -----------    ---------     ------------   -----------
David R. Boles                                0             0              0              0
Antonio Borges               Portugal         0             0              0              0
Alison L. Bott                  UK            0             0              0              0
Charles W.A. Bott               UK            0             0              0              0
Charles C. Bradford III                       0             0              0              0
Benjamin S. Bram                              0             0              0              0
Thomas C. Brasco                              0             0              0              0
Daniel G. Brennan                             0             0              0              0
Peter L. Briger, Jr.                          0             0              0              0
Craig W. Broderick                            0             0              0              0
Richard J. Bronks               UK            0             0              0              0
Charles K. Brown                UK            0             0              0              0
James K. Brown                                0             0              0              0
Peter D. Brundage                             0             0              0              0
Sholom Bryski                                 0             0              0              0
John J. Bu                                    0             0              0              0
Lawrence R. Buchalter                         0             0              0              0
Mark J. Buisseret               UK            0             0              0              0
Steven M. Bunson                              0             0              0              0
Timothy B. Bunting              UK            0             0              0              0
Andrew J. Burke-Smith         Canada          0             0              0              0
Calvert C. Burkhart                           0             0              0              0
Michael S. Burton               UK            0             0              0              0
George H. Butcher III                         0             0              0              0
Mary D. Byron                                 0             0              0              0
Lawrence V. Calcano                           0             0              0              0
Elizabeth V. Camp                             0             0              0              0
John D. Campbell                              0             0              0              0
Laurie G. Campbell            Canada          0             0              0              0
Richard M. Campbell-Breeden     UK            0             0              0              0
Carmine C. Capossela                          0             0              0              0
Mark M. Carhart                               0             0              0              0
Anthony H. Carpet                             0             0              0              0
Michael J. Carr                               0             0              0              0
Christopher J. Carrera                        0             0              0              0
Virginia E. Carter                            0             0              0              0
Calvin R. Carver, Jr.                         0             0              0              0
Mary Ann Casati                               0             0              0              0
Chris Casciato                                0             0              0              0
Douglas W. Caterfino                          0             0              0              0
Michael J. Certo                              0             0              0              0
Varkki P. Chacko            USA/India         0             0              0              0
David K. Chang                Taiwan          0             0              0              0


                            ITEM 6                      ITEM 8         ITEM 9         ITEM 10
                         CITIZENSHIP       ITEM 7       SHARED          SOLE           SHARED
                           (UNITED      SOLE VOTING     VOTING       DISPOSITIVE    DISPOSITIVE
        ITEM 1          STATES UNLESS     POWER OF     POWER OF       POWER OF        POWER OF
  NAMES OF REPORTING      OTHERWISE      UNCOVERED     UNCOVERED      UNCOVERED      UNCOVERED
       PERSONS            INDICATED)       SHARES       SHARES         SHARES          SHARES
----------------------  -------------   -----------    ---------     ------------   -----------
Thomas P. Chang                             0             0               0             0
Sacha A. Chiaramonte       Germany          0             0               0             0
Andrew A. Chisholm         Canada           0             0               0             0
Robert J. Christie                          0             0               0             0
Peter T. Cirenza                            0             0               0             0
Kent A. Clark              Canada           0             0               0             0
Zachariah Cobrinik                          0             0               0             0
Abby Joseph Cohen                           0             0               0             0
Lawrence H. Cohen                           0             0               0             0
Marc I. Cohen                               0             0               0             0
Gary D. Cohn                                0             0               0             0
Christopher A. Cole                         0             0               0             0
Timothy J. Cole                             0             0               0             0
Laura C. Conigliaro                         0             0               0             0
Liam Connell                                0             0               0             0
Thomas G. Connolly       Ireland/USA        0             0               0             0
Frank T. Connor                             0             0               0             0
Donna L. Conti                              0             0               0             0
Karen R. Cook                UK             0             0               0             0
Edith W. Cooper                             0             0               0             0
Philip A. Cooper                            0             0               0             0
Carlos A. Cordeiro                          0             0               0             0
Henry Cornell                               0             0               0             0
E. Gerald Corrigan                          0             0               0             0
Jon S. Corzine                              0             0               0             0
Claudio Costamagna          Italy           0             0               0             0
Frank L. Coulson, Jr.                       0             0               0             0
Kenneth Courtis                             0             0               0             0
Randolph L. Cowen                           0             0               0             0
Neil D. Crowder                             0             0               0             0
Eduardo A. Cruz                             0             0               0             0
John P. Curtin, Jr.                         0             0               0             0
John W. Curtis                              0             0               0             0
Stephen C. Daffron                          0             0               0             0
John S. Daly               Ireland          0             0               0             0
Philip M. Darivoff                          0             0               0             0
Matthew S. Darnall                          0             0               0             0
Timothy D. Dattels         Canada           0             0               0             0


                            ITEM 6                      ITEM 8         ITEM 9         ITEM 10
                         CITIZENSHIP       ITEM 7       SHARED          SOLE           SHARED
                           (UNITED      SOLE VOTING     VOTING       DISPOSITIVE    DISPOSITIVE
        ITEM 1          STATES UNLESS     POWER OF     POWER OF       POWER OF        POWER OF
  NAMES OF REPORTING      OTHERWISE      UNCOVERED     UNCOVERED      UNCOVERED      UNCOVERED
       PERSONS            INDICATED)       SHARES       SHARES         SHARES          SHARES
----------------------  -------------   -----------    ---------     ------------   -----------
Gavyn Davies                    UK               0              0             0             0
Michael G. De Lathauwer       Belgium            0              0             0             0
David A. Dechman                                 0              0             0             0
Mark Dehnert                                     0              0             0             0
Paul C. Deighton                UK               0              0             0             0
James Del Favero             Australia           0              0             0             0
Juan A. Del Rivero             Spain             0              0             0             0
Robert V. Delaney, Jr.                           0              0             0             0
Joseph Della Rosa                                0              0             0             0
Emanuel Derman                                   0              0             0             0
Martin R. Devenish              UK               0              0             0             0
Andrew C. Devenport             UK               0              0             0             0
Stephen D. Dias                 UK               0              0             0             0
Armando A. Diaz                                  0              0             0             0
Alexander C. Dibelius         Germany            0              0             0             0
Paul M. DiNardo                                  0              0             0             0
Simon P. Dingemans              UK               0              0             0             0
Sandra D'Italia                                  0              0             0             0
Michele I. Docharty                              0              0             0             0
Paula A. Dominick                                0              0             0             0
Noel B. Donohoe               Ireland            0              0             0             0
Jana Hale Doty                                   0              0             0             0
Robert G. Doumar, Jr.                            0              0             0             0
Thomas M. Dowling                                0              0             0             0
John O. Downing                                  0              0             0             0
Michael B. Dubno                                 0              0             0             0
Connie K. Duckworth                              0              0             0             0
William C. Dudley                                0              0             0             0
Brian J. Duffy                                   0              0             0             0
Matthieu B. Duncan                               0              0             0             0
C. Steven Duncker                                0              0             0             0
Karlo J. Duvnjak              Canada             0              0             0             0
Jay S. Dweck                                     0              0             0             0
Gordon E. Dyal                                   0              0             0             0
Isabelle Ealet                France             0              0             0             0
Glenn P. Earle                  UK               0              0             0             0
Paul S. Efron                                    0              0             0             0
Herbert E. Ehlers                                0              0             0             0
Alexander S. Ehrlich                             0              0             0             0
John E. Eisenberg                                0              0             0             0
Edward K. Eisler              Austria            0              0             0             0
Jason H. Ekaireb                UK               0              0             0             0


                            ITEM 6                      ITEM 8         ITEM 9         ITEM 10
                         CITIZENSHIP       ITEM 7       SHARED          SOLE           SHARED
                           (UNITED      SOLE VOTING     VOTING       DISPOSITIVE    DISPOSITIVE
        ITEM 1          STATES UNLESS     POWER OF     POWER OF       POWER OF        POWER OF
  NAMES OF REPORTING      OTHERWISE      UNCOVERED     UNCOVERED      UNCOVERED      UNCOVERED
       PERSONS            INDICATED)       SHARES       SHARES         SHARES          SHARES
----------------------  -------------   -----------    ---------     ------------   -----------
Glenn D. Engel                                  0             0             0             0
Davide G. Erro                 Italy            0             0             0             0
Michael P. Esposito                             0             0             0             0
George C. Estey                Canada           0             0             0             0
Mark D. Ettenger                                0             0             0             0
Bruce J. Evans                                  0             0             0             0
J. Michael Evans               Canada           0             0             0             0
W. Mark Evans                  Canada           0             0             0             0
Charles P. Eve                   UK             0             0             0             0
Brian F. Farr                                   0             0             0             0
Elizabeth C. Fascitelli                         0             0             0             0
Jeffrey F. Fastov                               0             0             0             0
Pieter Maarten Feenstra         The             0             0             0             0
                            Netherlands
Steven M. Feldman                               0             0             0             0
Laurie R. Ferber                                0             0             0             0
Robert P. Fisher, Jr.                           0             0             0             0
Lawton W. Fitt                                  0             0             0             0
Stephen C. Fitzgerald        Australia          0             0             0             0
Thomas M. Fitzgerald III                        0             0             0             0
Daniel M. Fitzpatrick                           0             0             0             0
James A. Fitzpatrick                            0             0             0             0
David N. Fleischer                              0             0             0             0
David B. Ford                                   0             0             0             0
Edward C. Forst                                 0             0             0             0
George B. Foussianes                            0             0             0             0
Oliver L. Frankel                               0             0             0             0
Matthew T. Fremont-Smith                        0             0             0             0
Christopher G. French            UK             0             0             0             0
Richard A. Friedman                             0             0             0             0
Matthias K. Frisch          Switzerland         0             0             0             0
C. Douglas Fuge                                 0             0             0             0
Shirley Fung                     UK             0             0             0             0
Joseph D. Gatto                                 0             0             0             0
Emmanuel Gavaudan              France           0             0             0             0
Nicholas J. Gaynor               UK             0             0             0             0
Eduardo B. Gentil                               0             0             0             0
Peter C. Gerhard                                0             0             0             0
Nomi P. Ghez                 Israel/USA         0             0             0             0
Scott A. Gieselman                              0             0             0             0
H. John Gilbertson, Jr.                         0             0             0             0


                            ITEM 6                      ITEM 8         ITEM 9         ITEM 10
                         CITIZENSHIP       ITEM 7       SHARED          SOLE           SHARED
                           (UNITED      SOLE VOTING     VOTING       DISPOSITIVE    DISPOSITIVE
        ITEM 1          STATES UNLESS     POWER OF     POWER OF       POWER OF        POWER OF
  NAMES OF REPORTING      OTHERWISE      UNCOVERED     UNCOVERED      UNCOVERED      UNCOVERED
       PERSONS            INDICATED)       SHARES       SHARES         SHARES          SHARES
----------------------  -------------   -----------    ---------     ------------   -----------
Joseph H. Gleberman                            0              0              0             0
Richard J. Gnodde         Ireland/South        0              0              0             0
                             Africa
Jeffrey B. Goldenberg                          0          2,860(7)           0         2,860(7)
Jacob D. Goldfield                             0              0              0             0
James S. Golob                                 0              0              0             0
Amy O. Goodfriend                              0              0              0             0
Jay S. Goodgold                                0              0              0             0
Andrew M. Gordon                               0              0              0             0
Anthony J. Gordon                              0              0              0             0
Robert D. Gottlieb                             0              0              0             0
Frank J. Governali                             0              0              0             0
Lorenzo Grabau                Italy            0              0              0             0
Geoffrey T. Grant                              0              0              0             0
William M. Grathwohl                           0              0              0             0
David J. Greenwald                             0              0              0             0
Louis S. Greig                 UK              0              0              0             0
Peter W. Grieve                                0              0              0             0
Christopher Grigg              UK              0              0              0             0
Douglas C. Grip                                0              0              0             0
Eric P. Grubman                                0              0              0             0
Celeste A. Guth                                0              0              0             0
Joseph D. Gutman                               0              0              0             0
Erol Hakanoglu               Turkey            0              0              0             0
Roger C. Harper                                0              0              0             0
Charles T. Harris III                          0              0              0             0
Robert S. Harrison                             0              0              0             0
Shelley A. Hartman                             0              0              0             0
Paul R. Harvey                                 0              0              0             0
Arthur J. Hass                                 0              0              0             0
Nobumichi Hattori             Japan            0              0              0             0
Stephen J. Hay                 UK              0              0              0             0
Walter H. Haydock                              0              0              0             0
Isabelle Hayen               Belgium           0              0              0             0
Keith L. Hayes                 UK              0              0              0             0
Thomas J. Healey                               0              0              0             0
John P. Heanue                                 0              0              0             0
Robert C. Heathcote            UK              0              0              0             0

---------------------------------
(7)   Shared with family members.


                            ITEM 6                      ITEM 8         ITEM 9         ITEM 10
                         CITIZENSHIP       ITEM 7       SHARED          SOLE           SHARED
                           (UNITED      SOLE VOTING     VOTING       DISPOSITIVE    DISPOSITIVE
        ITEM 1          STATES UNLESS     POWER OF     POWER OF       POWER OF        POWER OF
  NAMES OF REPORTING      OTHERWISE      UNCOVERED     UNCOVERED      UNCOVERED      UNCOVERED
       PERSONS            INDICATED)       SHARES       SHARES         SHARES          SHARES
----------------------  -------------   -----------    ---------     ------------   -----------
Sylvain M. Hefes             France           0             0              0             0
David B. Heller                               0             0              0             0
Steven M. Heller                              0             0              0             0
R. Douglas Henderson                          0             0              0             0
David L. Henle                                0             0              0             0
Mary C. Henry                                 0             0              0             0
Raimund W. Herden            Germany          0             0              0             0
Bruce A. Heyman                               0             0              0             0
Robert E. Higgins                             0             0              0             0
Joanne M. Hill                                0             0              0             0
M. Roch Hillenbrand                           0             0              0             0
Maykin Ho                                     0             0              0             0
Timothy E. Hodgson           Canada           0             0              0             0
Jacquelyn M. Hoffman-Zehner  Canada           0             0              0             0
Christopher G. Hogg            New            0             0              0             0
                           Zealand/USA
Daniel E. Holland III                         0             0              0             0
Teresa E. Holliday                            0             0              0             0
Gregory T. Hoogkamp                           0             0              0             0
Thomas J. Hopkins                             0             0              0             0
Robert D. Hormats                             0             0              0             0
Robert G. Hottensen, Jr.                      0             0              0             0
Michael R. Housden             UK             0             0              0             0
Paul J. Huchro                                0             0              0             0
James A. Hudis                                0             0              0             0
Terry P. Hughes              Ireland          0             0              0             0
Bimaljit S. Hundal             UK             0             0              0             0
Edith A. Hunt                                 0             0              0             0
Susan J. Hunt                  UK             0             0              0             0
Fern Hurst                                    0             0              0             0
Robert J. Hurst                               0             0              0             0
Toni Infante                                  0             0              0             0
Francis J. Ingrassia                          0             0              0             0
Timothy J. Ingrassia                          0             0              0             0
Masahiro Iwano                Japan           0             0              0             0
Raymond J. Iwanowski                          0             0              0             0
William L. Jacob III                          0             0              0             0
Mark M. Jacobs                                0             0              0             0
Richard I. Jaffee                             0             0              0             0
Reuben Jeffery III                            0             0              0             0
Stefan J. Jentzsch           Germany          0             0              0             0
Dan H. Jester                                 0             0              0             0
Daniel J. Jick                                0             0              0             0
Robert H. Jolliffe             UK             0             0              0             0
Andrew J. Jonas                               0             0              0             0



                            ITEM 6                      ITEM 8         ITEM 9         ITEM 10
                         CITIZENSHIP       ITEM 7       SHARED          SOLE           SHARED
                           (UNITED      SOLE VOTING     VOTING       DISPOSITIVE    DISPOSITIVE
        ITEM 1          STATES UNLESS     POWER OF     POWER OF       POWER OF        POWER OF
  NAMES OF REPORTING      OTHERWISE      UNCOVERED     UNCOVERED      UNCOVERED      UNCOVERED
       PERSONS            INDICATED)       SHARES       SHARES         SHARES          SHARES
----------------------  -------------   -----------    ---------     ------------   -----------
Robert C. Jones                                0             0             0             0
Chansoo Joung                                  0             0             0             0
Andrew J. Kaiser                               0             0             0             0
Ann F. Kaplan                                  21            0            21             0
Barry A. Kaplan                                0             0             0             0
David A. Kaplan                                0             0             0             0
Jason S. Kaplan                                0             0             0             0
Robert S. Kaplan                               0             0             0             0
Scott B. Kapnick                               0             0             0             0
Erland S. Karlsson            Sweden           0             0             0             0
James M. Karp                                  0             0             0             0
Richard Katz                                   0             0             0             0
Robert J. Katz                                 0             0             0             0
Sofia Katzap                                   0             0             0             0
David K. Kaugher                               0             0             0             0
Tetsuya Kawano                 Japan           0             0             0             0
R. Mark Keating                                0             0             0             0
John L. Kelly                                  0             0             0             0
Kevin W. Kennedy                               0             0             0             0
Thomas J. Kenny                                0             0             0             0
Lawrence S. Keusch                             0             0             0             0
Rustom N. Khandalavala                         0             0             0             0
Peter A. Kiernan               U.K.            0             0             0             0
Peter D. Kiernan III                           0             0             0             0
James T. Kiernan, Jr.                          0             0             0             0
Sun Bae Kim                   Canada           0             0             0             0
Douglas W. Kimmelman                           0             0             0             0
Colin E. King                 Canada           0             0             0             0
Robert C. King, Jr.                            0             0             0             0
Adrian P. Kingshott             UK             0             0             0             0
Timothy M. Kingston                            0             0             0             0
Lincoln Kinnicutt                              0             0             0             0
Ewan M. Kirk                    UK             0             0             0             0
Daniel H. Klebes II                            0             0             0             0
Michael K. Klingher                            0             0             0             0
Craig A. Kloner                                0             0             0             0
Jonathan R. Knight              UK             0             0             0             0



                            ITEM 6                      ITEM 8         ITEM 9         ITEM 10
                         CITIZENSHIP       ITEM 7       SHARED          SOLE           SHARED
                           (UNITED      SOLE VOTING     VOTING       DISPOSITIVE    DISPOSITIVE
        ITEM 1          STATES UNLESS     POWER OF     POWER OF       POWER OF        POWER OF
  NAMES OF REPORTING      OTHERWISE      UNCOVERED     UNCOVERED      UNCOVERED      UNCOVERED
       PERSONS            INDICATED)       SHARES       SHARES         SHARES          SHARES
----------------------  -------------   -----------    ---------     ------------   -----------
Bradford C. Koenig                            0             0             0             0
Mark J. Kogan                                 0             0             0             0
Stanley Kogelman                              0             0             0             0
Jonathan L. Kolatch                           0             0             0             0
Richard E. Kolman                             0             0             0             0
David J. Kostin                               0             0             0             0
Koji Kotaka                   Japan           0             0             0             0
Peter S. Kraus                                0            15(8)          0            15(8)
Lawrence Kutscher                             0             0             0             0
Christoph M. Ladanyi         Austria          0             0             0             0
Peggy A. Lamb                                 0             0             0             0
David  G. Lambert                             0             0             0             0
Thomas K. Lane                                0             0             0             0
Pierre F. Lapeyre, Jr.                        0             0             0             0
Bruce M. Larson                               0             0             0             0
Thomas D. Lasersohn                           0             0             0             0
Anthony D. Lauto                              0             0             0             0
John J. Lauto                                 0             0             0             0
Matthew Lavicka                               0             0             0             0
David N. Lawrence                             0             0             0             0
Peter Layton                                  0             0             0             0
Susan R. Leadem                               0             0             0             0
Andrew D. Learoyd              UK             0             0             0             0
Chang-Ho J. Lee             USA/South         0             0             0             0
                              Korea
Donald C. Lee                                 0             0             0             0
Kenneth H. M. Leet                            0             0             0             0
Anthony J. Leitner                            0             0             0             0
Paulo C. Leme                                 0             0             0             0
Hughes B. Lepic              France           0             0             0             0
Alan B. Levande                               0             0             0             0
Ronald S. Levin                               0             0             0             0
Jack Levy                                     0             0             0             0
Thomas B. Lewis, Jr.                          0             0             0             0
Mark E. Leydecker                             0             0             0             0
Matthew G. L'Heureux                          0             0             0             0
Gwen R. Libstag                               0             0             0             0
Stephen C. Lichtenauer                        0             0             0             0
Roger A. Liddell               UK             0             0             0             0
Richard J. Lieb                               0             0             0             0
Mitchell J. Lieberman                         0             0             0             0
Syaru Shirley Lin                             0             0             0             0
Josephine Linden               UK             0             0             0             0
Lawrence H. Linden                            0             0             0             0
Robert Litterman                              0             0             0             0

-----------------------------------
(8)   Shared with family members.



                            ITEM 6                      ITEM 8         ITEM 9         ITEM 10
                         CITIZENSHIP       ITEM 7       SHARED          SOLE           SHARED
                           (UNITED      SOLE VOTING     VOTING       DISPOSITIVE    DISPOSITIVE
        ITEM 1          STATES UNLESS     POWER OF     POWER OF       POWER OF        POWER OF
  NAMES OF REPORTING      OTHERWISE      UNCOVERED     UNCOVERED      UNCOVERED      UNCOVERED
       PERSONS            INDICATED)       SHARES       SHARES         SHARES          SHARES
----------------------  -------------   -----------    ---------     ------------   -----------
Robert H. Litzenberger                          0             0             0             0
David McD A. Livingstone     Australia          0             0             0             0
Douglas F. Londal                               0             0             0             0
Jacques M. Longerstaey      USA/Belgium         0             0             0             0
Jonathan M. Lopatin                             0             0             0             0
Francisco Lopez-Balboa                          0             0             0             0
Victor M. Lopez-Balboa                          0             0             0             0
Antigone Loudiadis               UK             0             0             0             0
C. Richard Lucy                                 0             0             0             0
Michael C. Luethke                              0             0             0             0
Kevin L. Lundeen                                0             0             0             0
Michael R. Lynch                                0             0             0             0
Shogo Maeda                    Japan            0             0             0             0
John A. Mahoney                                 0             0             0             0
Sean O. Mahoney                                 0             0             0             0
Russell E. Makowsky                             0             0             0             0
Peter G. C. Mallinson            UK             0             0             0             0
Kathleen M. Maloney                             0             0             0             0
Charles G. R. Manby              UK             0             0             0             0
Robert S. Mancini                               0             0             0             0
Barry A. Mannis                                 0             0             0             0
Arthur S. Margulis, Jr.                         0             0             0             0
Jorge O. Mariscal              Mexico           0             0             0             0
Richard J. Markowitz                            0             0             0             0
Ronald G. Marks                                 0             0             0             0
Robert J. Markwick               UK             0             0             0             0
Eff W. Martin                                   0             0             0             0
Jacques Martin                 Canada           0             0             0             0
John J. Masterson                               0             0             0             0
David J. Mastrocola                             0             0             0             0
Kathy M. Matsui                                 0             0             0             0
Tadanori Matsumura             Japan            0             0             0             0
Heinz Thomas Mayer            Germany           0             0             0             0
Thomas J. McAdam                                0             0             0             0
Richard F. McArdle                              0             0             0             0
Theresa E. McCabe                               0             0             0             0
Joseph M. McConnell                             0             0             0             0



                            ITEM 6                      ITEM 8         ITEM 9         ITEM 10
                         CITIZENSHIP       ITEM 7       SHARED          SOLE           SHARED
                           (UNITED      SOLE VOTING     VOTING       DISPOSITIVE    DISPOSITIVE
        ITEM 1          STATES UNLESS     POWER OF     POWER OF       POWER OF        POWER OF
  NAMES OF REPORTING      OTHERWISE      UNCOVERED     UNCOVERED      UNCOVERED      UNCOVERED
       PERSONS            INDICATED)       SHARES       SHARES         SHARES          SHARES
----------------------  -------------   -----------    ---------     ------------   -----------
Mark E. McGoldrick                           0            0              0              0
Joseph P. McGrath Jr.                        0            0              0              0
Stephen J. McGuinness                        0            0              0              0
John C. McIntire                             0            0              0              0
John W. McMahon                              0            0              0              0
Geraldine F. McManus                         0            0              0              0
Richard P. McNeil           Jamaica          0            0              0              0
Audrey A. McNiff                             0            0              0              0
Anne Welsh McNulty                           0            0              0              0
John P. McNulty                              0            0              0              0
E. Scott Mead                                0            0              0              0
David M. Meerschwam           The            0            0              0              0
                          Netherlands
Sanjeev K. Mehra             India           0            0              0              0
Michael C. Melignano                         0            0              0              0
Roberto Mendoza                              0            0              0              0
Amos Meron                USA/Israel         0            0              0              0
T. Willem Mesdag                             0            0              0              0
Andrew L. Metcalfe            UK             0            0              0              0
Michael R. Miele                             0            0              0              0
Gunnar T. Miller                             0            0              0              0
Kenneth A. Miller                            0            0              0              0
Therese L. Miller                            0            0              0              0
James E. Milligan                            0            0              0              0
Eric M. Mindich                              0            0              0              0
Peter A. Mindnich                            0            0              0              0
Edward S. Misrahi            Italy           0            0              0              0
Steven T. Mnuchin                            0            0              0              0
Kurt C. Mobley                               0            0              0              0
Masanori Mochida             Japan           0            0              0              0
Karsten N. Moller           Denmark          0            0              0              0
Thomas K. Montag                             0            0              0              0
Wayne L. Moore                               0            0              0              0
Yukihiro Moroe               Japan           0            0              0              0
Robert B. Morris III                         0            0              0              0
Michael P. Mortara                           0            0              0              0
Jennifer Moses                               0            0              0              0
Jeffrey M. Moslow                            0            0              0              0



                            ITEM 6                      ITEM 8         ITEM 9         ITEM 10
                         CITIZENSHIP       ITEM 7       SHARED          SOLE           SHARED
                           (UNITED      SOLE VOTING     VOTING       DISPOSITIVE    DISPOSITIVE
        ITEM 1          STATES UNLESS     POWER OF     POWER OF       POWER OF        POWER OF
  NAMES OF REPORTING      OTHERWISE      UNCOVERED     UNCOVERED      UNCOVERED      UNCOVERED
       PERSONS            INDICATED)       SHARES       SHARES         SHARES          SHARES
----------------------  -------------   -----------    ---------     ------------   -----------
Sharmin Mossavar-Rahmani         UK            0              0             0              0
Gregory T. Mount                               0              0             0              0
Ian Mukherjee                    UK            0              0             0              0
Edward A. Mule                                 0              0             0              0
Eric D. Mullins                                0              0             0              0
Donald J. Mulvihill                            0              0             0              0
Patrick E. Mulvihill           Ireland         0              0             0              0
Richard A. Murley                UK            0              0             0              0
Philip D. Murphy                              43              0            43              0
Thomas S. Murphy, Jr.                          0              0             0              0
Gaetano J. Muzio                               0              0             0              0
Michiya Nagai                   Japan          0              0             0              0
Gabrielle U. Napolitano                        0              0             0              0
Avi M. Nash                                    0              0             0              0
Trevor P. Nash                   UK            0              0             0              0
Warwick M. Negus              Australia        0              0             0              0
Daniel M. Neidich                             22              0            22              0
Kipp M. Nelson                                 0              0             0              0
Robin Neustein                                 0              0             0              0
Duncan L. Niederauer                           0              0             0              0
Susan M. Noble                   UK            0              0             0              0
Suok J. Noh                                    0              0             0              0
Suzanne M. Nora Johnson                        0              0             0              0
Christopher K. Norton                          0              0             0              0
Michael E. Novogratz                           0              0             0              0
Jay S. Nydick                                  0              0             0              0
Katherine K. Oakley                            0              0             0              0
Alok Oberoi                     India          0              0             0              0
David Ogens                                    0              0             0              0
Jinsuk T. Oh                 South Korea       0              0             0              0
John C. O'Hara                                 0              0             0              0
Terence J. O'Neill               UK            0              0             0              0
Timothy J. O'Neill                             0              0             0              0
Richard T. Ong                Malaysia         0              0             0              0
Ronald M. Ongaro                               0              0             0              0
Donald C. Opatrny, Jr.                          0              0             0              0
Daniel B. O'Rourke                             0              0             0              0



                            ITEM 6                      ITEM 8         ITEM 9         ITEM 10
                         CITIZENSHIP       ITEM 7       SHARED          SOLE           SHARED
                           (UNITED      SOLE VOTING     VOTING       DISPOSITIVE    DISPOSITIVE
        ITEM 1          STATES UNLESS     POWER OF     POWER OF       POWER OF        POWER OF
  NAMES OF REPORTING      OTHERWISE      UNCOVERED     UNCOVERED      UNCOVERED      UNCOVERED
       PERSONS            INDICATED)       SHARES       SHARES         SHARES          SHARES
----------------------  -------------   -----------    ---------     ------------   -----------
Robert J. O'Shea                               0              0             0             0
Joel D. Ospa                                   0              0             0             0
Greg M. Ostroff                                0              0             0             0
Terence M. O'Toole                             0              0             0             0
Robert J. Pace                                 0              0             0             0
Robert N. Packer                               0              0             0             0
Gregory K. Palm                                0              0             0             0
Mukesh K. Parekh                               0              0             0             0
Geoffrey M. Parker                             0              0             0             0
Melissa B. Patrusky                            0              0             0             0
Henry M. Paulson, Jr.                          0              0             0             0
David B. Philip                                0              0             0             0
Paul A. Phillips                               0              0             0             0
Alberto M. Piedra, Jr.                         0              0             0             0
Stephen R. Pierce                              0              0             0             0
Philip J. Pifer                                0              0             0             0
Scott M. Pinkus                                0              0             0             0
Timothy C. Plaut              Germany          0              0             0             0
Andrea Ponti                 Italy/USA         0              0             0             0
Ellen R. Porges                                0              0             0             0
Wiet H. M. Pot                  The            0              0             0             0
                            Netherlands
Michael J. Poulter              UK             0              0             0             0
John J. Powers                                 0              0             0             0
Richard H. Powers                              0              0             0             0
Michael A. Price                               0              0             0             0
Scott Prince                                   0              0             0             0
Nomi M. Prins                                  0              0             0             0
Goran V. Puljic                                0              0             0             0
Alok Puri                       UK             0              0             0             0
Kevin A. Quinn                                 0              0             0             0
Stephen D. Quinn                               0              0             0             0
John J. Rafter                Ireland          0              0             0             0
Jonathan Raleigh                               0              0             0             0
Dioscoro-Roy I. Ramos       Phillippines       0              0             0             0
Gregory G. Randolph                            0              0             0             0
Charlotte P. Ransom             UK             0              0             0             0
Michael G. Rantz                               0              0             0             0
Joseph Ravitch                                 0              0             0             0
Girish V. Reddy                                0              0             0             0
Arthur J. Reimers III                          0              0             0             0
Anthony John Reizenstein        UK             0              0             0             0
James P. Riley, Jr.                            0              0             0             0
Kimberly E. Ritrievi                           0              0             0             0
John Rizner                                    0              0             0             0
Simon M. Robertson              UK             0              0             0             0



                            ITEM 6                      ITEM 8         ITEM 9         ITEM 10
                         CITIZENSHIP       ITEM 7       SHARED          SOLE           SHARED
                           (UNITED      SOLE VOTING     VOTING       DISPOSITIVE    DISPOSITIVE
        ITEM 1          STATES UNLESS     POWER OF     POWER OF       POWER OF        POWER OF
  NAMES OF REPORTING      OTHERWISE      UNCOVERED     UNCOVERED      UNCOVERED      UNCOVERED
       PERSONS            INDICATED)       SHARES       SHARES         SHARES          SHARES
----------------------  -------------   -----------    ---------     ------------   -----------
J. David Rogers                              0             0             0              0
John F. W. Rogers                            0             0             0              0
Emmanuel Roman              France           0             0             0              0
Eileen P. Rominger                           0             0             0              0
Pamela P. Root                               0             0             0              0
Ralph F. Rosenberg                           0             0             0              0
Jacob D. Rosengarten                         0             0             0              0
Richard J. Rosenstein                        0             0             0              0
Ivan Ross                                    0             0             0              0
Stuart M. Rothenberg                         0             0             0              0
Stuart R. Rubenstein                         0             0             0              0
Michael S. Rubinoff                          0             0             0              0
Ernest H. Ruehl, Jr.                         0             0             0              0
Paul M. Russo                                0             0             0              0
Richard M. Ruzika                            0             0             0              0
Jeri Lynn Ryan                               0             0             0              0
John C. Ryan                                 0             0             0              0
Michael D. Ryan                              0             0             0              0
Katsunori Sago              Japan            0             0             0              0
Pablo J. Salame            Ecuador           0             0             0              0
J. Michael Sanders                           0             0             0              0
Allen Sangines-Krause       Mexico           0             0             0              0
Richard A. Sapp                              0             0             0              0
Joseph Sassoon              Israel           0             0             0              0
Tsutomu Sato                Japan           240            0            240             0
Muneer A. Satter                             0             0             0              0
Jonathan S. Savitz                           0             0             0              0
Peter Savitz                                 0             0             0              0
Paul S. Schapira            Italy            0             0             0              0
P. Sheridan Schechner                      1,000           0           1,000            0
Gary B. Schermerhorn                         0             0             0              0
Mitchell I. Scherzer        Canada           0             0             0              0
Howard B. Schiller                           0             0             0              0
Jeffrey W. Schroeder                         0             0             0              0
Antoine Schwartz            France           0             0             0              0
Eric S. Schwartz                             0             0             0              0
Harvey M. Schwartz                           0             0             0              0
Mark Schwartz                                0             0             0              0
Steven M. Scopellite                         0             0             0              0
David J. Scudellari                          0             0             0              0
Charles B. Seelig, Jr.                       0             0             0              0
Karen D. Seitz                               0             0             0              0
Randolph Sesson, Jr.                         0             0             0              0
Steven M. Shafran                            0             0             0              0



                            ITEM 6                      ITEM 8         ITEM 9         ITEM 10
                         CITIZENSHIP       ITEM 7       SHARED          SOLE           SHARED
                           (UNITED      SOLE VOTING     VOTING       DISPOSITIVE    DISPOSITIVE
        ITEM 1          STATES UNLESS     POWER OF     POWER OF       POWER OF        POWER OF
  NAMES OF REPORTING      OTHERWISE      UNCOVERED     UNCOVERED      UNCOVERED      UNCOVERED
       PERSONS            INDICATED)       SHARES       SHARES         SHARES          SHARES
----------------------  -------------   -----------    ---------     ------------   -----------
Richard S. Sharp               UK              0              0              0             0
John P. Shaughnessy                            0              0              0             0
Robert J. Shea, Jr.                            0              0              0             0
James M. Sheridan                              0              0              0             0
Richard G. Sherlund                            0              0              0             0
Michael S. Sherwood            UK              0              0              0             0
Michael H. Siegel                              0              0              0             0
Howard A. Silverstein                          0              0              0             0
Richard P. Simon                               0              0              0             0
Victor R. Simone, Jr.                          0              0              0             0
Dinakar Singh                                  0              0              0             0
Ravi M. Singh                                  0              0              0             0
Ravi Sinha                  India/USA          0              0              0             0
Allen W. Sinsheimer                            0              0              0             0
Edward M. Siskind                              0              0              0             0
Christian J. Siva-Jothy        UK              0              0              0             0
Mark F. Slaughter                              0              0              0             0
Linda J. Slotnick                              0              0              0             0
Cody J Smith                                   0              0              0             0
Derek S. Smith                                 0              0              0             0
Michael M. Smith                               0              0              0             0
Sarah E. Smith                 UK              0              0              0             0
Trevor A. Smith                UK              0              0              0             0
Randolph C. Snook                              0              0              0             0
Jonathan S. Sobel                              0              0              0             0
David M. Solomon                               0              0              0             0
Judah C. Sommer                                0              0              0             0
Theodore T. Sotir                              0              0              0             0
Daniel L. Sparks                               0              0              0             0
Marc A. Spilker                                0              0              0             0
Daniel W. Stanton                              0              0              0             0
Esta E. Stecher                                0              0              0             0
Cathrine S. Steck                              0              0              0             0
Fredric E. Steck                               0              0              0             0
Robert K. Steel                                0              0              0             0
Joseph P. Stevens                              0              0              0             0
Raymond S. Stolz                               0              0              0             0
Steven H. Strongin                             0              0              0             0
Andrew J. Stuart            Australia          0              0              0             0



                            ITEM 6                      ITEM 8         ITEM 9         ITEM 10
                         CITIZENSHIP       ITEM 7       SHARED          SOLE           SHARED
                           (UNITED      SOLE VOTING     VOTING       DISPOSITIVE    DISPOSITIVE
        ITEM 1          STATES UNLESS     POWER OF     POWER OF       POWER OF        POWER OF
  NAMES OF REPORTING      OTHERWISE      UNCOVERED     UNCOVERED      UNCOVERED      UNCOVERED
       PERSONS            INDICATED)       SHARES       SHARES         SHARES          SHARES
----------------------  -------------   -----------    ---------     ------------   -----------
Patrick Sullivan                             0             0             0              0
Hsueh J. Sung               Taiwan           0             0             0              0
George M. Suspanic          Spain            0             0             0              0
Peter D. Sutherland        Ireland           0             0             0              0
S.C.
Andrew M. Swinburne           UK             0             0             0              0
Gene T. Sykes                                0             0             0              0
Shahriar Tadjbakhsh                          0             0             0              0
Ronald K. Tanemura         UK/USA           0             0             0              0
John H. Taylor                               0             0             0              0
Robert E. Taylor                             0             0             0              0
Greg W. Tebbe                                0             0             0              0
Kiyotaka Teranishi          Japan            0             0             0              0
Mark R. Tercek                               0             0             0              0
Donald F. Textor                             0             0             0              0
John A. Thain                                0             0             0              0
Darren S. Thompson                           0             0             0              0
John L. Thornton                             0             0             0              0
Rory T. Tobin              Ireland           0             0             0              0
Daisuke Toki                Japan            0             0             0              0
Massimo Tononi              Italy            0             0             0              0
John R. Tormondsen                           0             0             0              0
Leslie C. Tortora                            0             0             0              0
John L. Townsend III                         0             0             0              0
Mark J. Tracey                UK             0             0             0              0
Stephen S. Trevor                            0             0             0              0
Byron D. Trott                               0             0             0              0
Michael A. Troy                              0             0             0              0
Donald J. Truesdale                          0             0             0              0
Robert B. Tudor III                          0             0             0              0
Thomas E. Tuft                               0             0             0              0
John Tumilty                  UK             0             0             0              0
Barry S. Turkanis                            0             0             0              0
Malcolm B. Turnbull       Australia         554            0            554             0
Christopher H. Turner                        0             0             0              0
Thomas B. Tyree, Jr.                         0             0             0              0
Harkanwar Uberoi            India            0             0             0              0
Kaysie P. Uniacke                            0             0             0              0
John E. Urban                                0             0             0              0
Hugo H. Van Vredenburch      The             0             0             0              0
                         Netherlands
Lee G. Vance                                 0             0             0              0
Corrado P. Varoli           Canada           0             0             0              0
John J. Vaske                                0             0             0              0



                            ITEM 6                      ITEM 8         ITEM 9         ITEM 10
                         CITIZENSHIP       ITEM 7       SHARED          SOLE           SHARED
                           (UNITED      SOLE VOTING     VOTING       DISPOSITIVE    DISPOSITIVE
        ITEM 1          STATES UNLESS     POWER OF     POWER OF       POWER OF        POWER OF
  NAMES OF REPORTING      OTHERWISE      UNCOVERED     UNCOVERED      UNCOVERED      UNCOVERED
       PERSONS            INDICATED)       SHARES       SHARES         SHARES          SHARES
----------------------  -------------   -----------    ---------     ------------   -----------
David A. Viniar                              0            0              0              0
Barry S. Volpert                             0            0              0              0
George H. Walker IV                          0            0              0              0
Thomas B. Walker III                         0            0              0              0
Berent A. Wallendahl          Norway         0            0              0              0
David R. Walton                 UK           0            0              0              0
Hsueh-Ming Wang                              0            0              0              0
Patrick J. Ward                              0            0              0              0
Haruko Watanuki               Japan          0            0              0              0
Edward F. Watts, Jr.                         0          190(9)           0            190(9)
David M. Weil                                0            0              0              0
John S. Weinberg                             0            0              0              0
Peter A. Weinberg                            0            0              0              0
Helge Weiner-Trapness         Sweden         0            0              0              0
Mark S. Weiss                                0            0              0              0
George W. Wellde, Jr.                        0            0              0              0
Bradley W. Wendt                             0            0              0              0
Lance N. West                                0            0              0              0
Matthew Westerman               UK           0            0              0              0
Peter Wheeler                   UK           0            0              0              0
Barbara A. White                             0            0              0              0
A. Carver Wickman                            0            0              0              0
Susan A. Willetts                            0            0              0              0
Anthony G. Williams             UK           0            0              0              0
Christopher G. Williams         UK           0            0              0              0
Gary W. Williams                             0            0              0              0
Todd A. Williams                             0            0              0              0
John S. Willian                              0            0              0              0
Kenneth W. Willman                           0            0              0              0
Kevin D. Willsey                             0            0              0              0
Andrew F. Wilson               New           0            0              0              0
                             Zealand
Kendrick R. Wilson III                       0            0              0              0
Jon Winkelried                               0            0              0              0
Steven J. Wisch                              0            0              0              0
Michael S. Wishart                           0            0              0              0
Richard E. Witten                            0            0              0              0
William H. Wolf, Jr.                         0            0              0              0
Tracy R. Wolstencroft                        0            0              0              0
Zi Wang Xu                   Canada/
                            China (PRC)      0            0              0              0
Richard A. Yacenda                           0            0              0              0
Tetsufumi Yamakawa            Japan          0            0              0              0
Yasuyo Yamazaki               Japan         11            0             11              0
Anne Yang                                    0            0              0              0
Xiang-Dong Yang             China (PRC)      0            0              0              0

---------------------------------------
(9)   Shared with family members.

                                ITEM 6                                         ITEM 9         ITEM 10
                             CITIZENSHIP        ITEM 7         ITEM 8           SOLE          SHARED
                            (UNITED STATES   SOLE VOTING    SHARED VOTING   DISPOSITIVE     DISPOSITIVE
          ITEM 1                UNLESS         POWER OF       POWER OF        POWER OF       POWER OF
    NAMES OF REPORTING        OTHERWISE       UNCOVERED       UNCOVERED      UNCOVERED       UNCOVERED
          PERSONS             INDICATED)        SHARES         SHARES          SHARES         SHARES

------------------------  ----------------- -------------  --------------- -------------   --------------
 Danny O. Yee                                     0                              0               0
 Jaime E. Yordan                                  0               0              0               0
 W. Thomas York, Jr.                              0               0              0               0
 Paul M. Young                                    0               0              0               0
 Richard M. Young                                 0               0              0               0
 Michael J. Zamkow                                0              35(10)          0              35(10)
 Paolo Zannoni                  Italy             0               0              0               0
 Yoel Zaoui                     France            0               0              0               0
 Gregory H. Zehner                                0               0              0               0
 Jide J. Zeitlin                                  0               0              0               0
 Joan H. Zief                                     0               0              0               0
 Joseph R. Zimmel                                 0               0              0               0
 James P. Ziperski                                0               0              0               0
 Barry L. Zubrow                                  0               0              0               0
 Mark A. Zurack                                   0               0              0               0

 Shares held by 88 private       N/A              0           1,458,217          0           1,458,217
 charitable foundations
 established by 88 Covered
 Persons each of whom is a
 co- trustee of one or
 more of such private
 charitable foundations(11)

---------------------------------
(10)     Shared with family members.

(11) Each Covered Person disclaims beneficial ownership of all such shares of Common Stock.

                                ITEM 6
                               PLACE OF                                        ITEM 9         ITEM 10
                             ORGANIZATION       ITEM 7         ITEM 8           SOLE          SHARED
                              (NEW YORK      SOLE VOTING    SHARED VOTING   DISPOSITIVE     DISPOSITIVE
          ITEM 1                UNLESS         POWER OF       POWER OF        POWER OF       POWER OF
    NAMES OF REPORTING        OTHERWISE       UNCOVERED       UNCOVERED      UNCOVERED       UNCOVERED
          PERSONS             INDICATED)        SHARES         SHARES          SHARES         SHARES
------------------------  ----------------- -------------  --------------- -------------   --------------
 TRUSTS
 ------

 2000 Carlos A. Cordeiro                          0              0               0               0
    Grantor Retained
    Annuity Trust
 2000 Danny O. Yee Grantor                        0              0               0               0
    Retained Annuity
    Trust
 2000 Douglas W. Kimmelman                        0              0               0               0
    Grantor Retained
    Annuity Trust
 2000 Girish V. Reddy                             0              0               0               0
    Grantor Retained
    Annuity Trust
 2000 James M. Sheridan                           0              0               0               0
    Grantor Retained
    Annuity Trust
 2000 John A. Thain                               0              0               0               0
    Grantor Retained
    Annuity Trust
 2000 Kipp M. Nelson                              0              0               0               0
    Grantor Retained
    Annuity Trust
 2000 Mary Ann Casati                             0              0               0               0
    Grantor Retained
    Annuity Trust
 2000 Michael E. Novogratz                        0              0               0               0
    Grantor Retained
    Annuity Trust
 2000 Scott S. Prince                             0              0               0               0
    Grantor Retained
    Annuity Trust
 The Abby Joseph Cohen                            0              0               0               0
    2000 Annuity Trust I
 The Abby Joseph Cohen                            0              0               0               0
    2000 Family Trust
 The Adina R. Lopatin 2000                        0              0               0               0
    Trust
 The Alexander H. Witten                          0              0               0               0
    2000 Trust
 The Alexander I.                                 0              0               0               0
    Berlinski 2000 Trust
 The Alexander                                    0              0               0               0
    Litzenberger 2000
    Grantor Retained
    Annuity Trust

                                ITEM 6
                               PLACE OF                                        ITEM 9         ITEM 10
                             ORGANIZATION       ITEM 7         ITEM 8           SOLE          SHARED
                              (NEW YORK      SOLE VOTING    SHARED VOTING   DISPOSITIVE     DISPOSITIVE
          ITEM 1                UNLESS         POWER OF       POWER OF        POWER OF       POWER OF
    NAMES OF REPORTING        OTHERWISE       UNCOVERED       UNCOVERED      UNCOVERED       UNCOVERED
          PERSONS             INDICATED)        SHARES         SHARES          SHARES         SHARES
------------------------  ----------------- -------------  --------------- -------------   --------------
 The Alexander                                    0              0               0               0
    Litzenberger
    Remainder Trust
 The Alexandra D. Steel                           0              0               0               0
    2000 Trust
 The Alexis Blood 2000                            0              0               0               0
    Trust
 The Alyssa Blood 2000                            0              0               0               0
    Trust
 The Amanda Liann Mead                            0              0               0               0
    2000 Trust
 Anahue Trust                   Jersey            0              0               0               0
 Andrew L. Fippinger-                             0              0               0               0
    Millennium Trust
 The Andrew M Alper 2000                          0              0               0               0
    Annuity Trust I
 The Andrew M. Gordon 2000                        0              0               0               0
    Family Trust
 Ann F. Kaplan Two Year                           0              0               0               0
    Trust Dated June 2000
 The Anne R. Witten 2000                          0              0               0               0
    Trust
 The Anne Sullivan Wellde                         0              0               0               0
    2000 Trust
 The Anthony D. Lauto 2000                        0              0               0               0
    Annuity Trust I
 The Anthony D. Lauto 2000                        0              0               0               0
    Family Trust
 The Arthur J. Reimers,      Connecticut          0              0               0               0
    III Defective Trust
    2000
 Arthur J. Reimers, III      Connecticut          0              0               0               0
    Grantor Retained
    Annuity Trust 2000
 The Avi M. Nash 2000                             0              0               0               0
    Annuity Trust I
 The Avi M. Nash 2000                             0              0               0               0
    Family Trust
 The Bari Marissa Schwartz                        0              0               0               0
    2000 Trust
 Barry A. Kaplan 2000                             0              0               0               0
    Family Trust
 Barry A. Kaplan 2000 GRAT                        0              0               0               0
 The Barry L. Zubrow 2000                         0              0               0               0
    Annuity Trust I
 The Barry L. Zubrow 2000                         0              0               0               0
    Family Trust

                                    ITEM 6
                                   PLACE OF                                        ITEM 9         ITEM 10
                                 ORGANIZATION       ITEM 7         ITEM 8           SOLE          SHARED
                                  (NEW YORK      SOLE VOTING    SHARED VOTING   DISPOSITIVE     DISPOSITIVE
          ITEM 1                    UNLESS         POWER OF       POWER OF        POWER OF       POWER OF
    NAMES OF REPORTING            OTHERWISE       UNCOVERED       UNCOVERED      UNCOVERED       UNCOVERED
          PERSONS                 INDICATED)        SHARES         SHARES          SHARES         SHARES
------------------------      ----------------- -------------  --------------- -------------   --------------
 The Benjamin H. Sherlund                             0              0               0               0
    2000 Trust
 The Benjamin Kraus 2000                              0              0               0               0
    Trust
 The Bradley Abelow Family                            0              0               0               0
    2000 Trust
 The Caceres Novogratz                                0              0               0               0
    Family Trust
 The Carlos A. Cordeiro                               0              0               0               0
    Trust
 The Charlotte Steel 2000                             0              0               0               0
    Trust
 The Charlotte Textor 2000                            0              0               0               0
    Trust
 The Christopher A. Cole                              0              0               0               0
    2000 Annuity Trust I
 The Christopher A. Cole                              0              0               0               0
    2000 Family Trust
 The Christopher K. Norton                            0              0               0               0
    2000 Family Trust
 The Christopher Palmisano                            0              0               0               0
    2000 Grantor Retained
    Annuity Trust
 The Christopher Palmisano                            0              0               0               0
    Remainder Trust
 The Christopher Ryan                                 0              0               0               0
    Tortora 2000 Trust
 The Cody J Smith 2000                                0              0               0               0
    Annuity Trust I
 The Cody J Smith 2000                                0              0               0               0
    Family Trust
 The Connie K. Duckworth                              0              0               0               0
    2000 Annuity Trust I
 The Connie K. Duckworth                              0              0               0               0
    2000 Family Trust
 The Constance A. Haydock                             0              0               0               0
    2000 Trust
 The Daniel Alexander                                 0              0               0               0
    Schwartz 2000 Trust
 The Daniel M. Neidich                                0              0               0               0
    2000 Annuity Trust I
 The Daniel W. Stanton                                0              0               0               0
    2000 Annuity Trust I
 The Daniel W. Stanton, II                            0              0               0               0
    2000 Trust

                                ITEM 6
                               PLACE OF                                        ITEM 9         ITEM 10
                             ORGANIZATION       ITEM 7         ITEM 8           SOLE          SHARED
                              (NEW YORK      SOLE VOTING    SHARED VOTING   DISPOSITIVE     DISPOSITIVE
          ITEM 1                UNLESS         POWER OF       POWER OF        POWER OF       POWER OF
    NAMES OF REPORTING        OTHERWISE       UNCOVERED       UNCOVERED      UNCOVERED       UNCOVERED
          PERSONS             INDICATED)        SHARES         SHARES          SHARES         SHARES
------------------------  ----------------- -------------  --------------- -------------   --------------
 The Danny O. Yee Trust                           0              0               0               0
 The David B. Ford 2000      Pennsylvania         0              0               0               0
    Annuity Trust DTD as
    of 6/16/2000
 The David B. Heller 2000                         0              0               0               0
    Annuity Trust I
 The David B. Heller 2000                         0              0               0               0
    Family Trust
 The David G. Lambert 2000                        0              0               0               0
    Annuity Trust I
 The David G. Lambert 2000                        0              0               0               0
    Family Trust
 The David L. Henle 2000                          0              0               0               0
    Annuity Trust I
 The David L. Henle 2000                          0              0               0               0
    Family Trust
 The David M. Baum Family     New Jersey          0              0               0               0
    2000 Trust
 The David Viniar 2000                            0              0               0               0
    Annuity Trust I
 The David W. Blood 2000                          0              0               0               0
    Annuity Trust I
 The Donald F. Textor 2000                        0              0               0               0
    Annuity Trust I
 The Douglas W. Kimmelman                         0              0               0               0
    Trust
 The Eaddy Adele Kiernan                          0              0               0               0
    2000 Trust
 The Edward C. Forst 2000                         0              0               0               0
    Annuity Trust I
 The Edward C. Forst 2000                         0              0               0               0
    Family Trust
 The Edward Scott Mead                            0              0               0               0
    2000 Annuity Trust I
 Eff Warren Martin 2000       California          0              0               0               0
    Childrens Trust
 Eff Warren Martin 2000       California          0              0               0               0
    Grantor Retained
    Annuity Trust
 The Elizabeth Anne                               0              0               0               0
    Corrigan 2000 Trust
 The Elizabeth H. Coulson                         0              0               0               0
    2000 Trust
 The Elizabeth L. Heller                          0              0               0               0
    2000 Trust
 The Elizabeth Lin Mead                           0              0               0               0
    2000 Trust

                                ITEM 6
                               PLACE OF                                        ITEM 9         ITEM 10
                             ORGANIZATION       ITEM 7         ITEM 8           SOLE          SHARED
                              (NEW YORK      SOLE VOTING    SHARED VOTING   DISPOSITIVE     DISPOSITIVE
          ITEM 1                UNLESS         POWER OF       POWER OF        POWER OF       POWER OF
    NAMES OF REPORTING        OTHERWISE       UNCOVERED       UNCOVERED      UNCOVERED       UNCOVERED
          PERSONS             INDICATED)        SHARES         SHARES          SHARES         SHARES
------------------------  ----------------- -------------  --------------- -------------   --------------
 The Elizabeth M. Stanton                         0              0               0               0
    2000 Trust
 The Elizabeth Steel 2000                         0              0               0               0
    Trust
 The Ellie Dorit Neustein                         0              0               0               0
    2000 Trust
 The Emily Austen Katz                            0              0               0               0
    2000 Trust
 The Emily Stecher 2000                           0              0               0               0
    Trust
 The Emma M.L. Mead 2000                          0              0               0               0
    Trust
 The Eric Fithian 2000                            0              0               0               0
    Trust
 The Erin Marie Tormondsen                        0              0               0               0
    2000 Trust
 The Esta Eiger Stecher                           0              0               0               0
    2000 Annuity Trust I
 The Francis J. Ingrassia                         0              0               0               0
    2000 Annuity Trust I
 The Francis J. Ingrassia                         0              0               0               0
    2000 Family Trust
 The Frank L. Coulson III                         0              0               0               0
    2000 Trust
 The Fredric E. Steck 2000                        0              0               0               0
    Annuity Trust I
 The Fredric E. Steck 2000                        0              0               0               0
    Family Trust
 Gary D. Cohn 2000 Family                         0              0               0               0
    Trust
 Gary D. Cohn 2000 GRAT                           0              0               0               0
 The Geoffrey T. Grant                            0              0               0               0
    2000 Family Trust
 The George H. Walker 2000                        0              0               0               0
    Annuity Trust I
 The George H. Walker 2000                        0              0               0               0
    Family Trust
 The George W. Wellde, Jr.                        0              0               0               0
    2000 Annuity Trust I
 The George William                               0              0               0               0
    Wellde, III 2000
    Trust
 Ghez 2000 GRAT                                   0              0               0               0
 Ghez 2000 Non-GST-Exempt                         0              0               0               0
    Trust

                                ITEM 6
                               PLACE OF                                        ITEM 9         ITEM 10
                             ORGANIZATION       ITEM 7         ITEM 8           SOLE          SHARED
                              (NEW YORK      SOLE VOTING    SHARED VOTING   DISPOSITIVE     DISPOSITIVE
          ITEM 1                UNLESS         POWER OF       POWER OF        POWER OF       POWER OF
    NAMES OF REPORTING        OTHERWISE       UNCOVERED       UNCOVERED      UNCOVERED       UNCOVERED
          PERSONS             INDICATED)        SHARES         SHARES          SHARES         SHARES
------------------------  ----------------- -------------  --------------- -------------   --------------
 The Girish V. Reddy Trust                        0              0               0               0
 The Goldenberg 2000                              0              0               0               0
    Annuity Trust I
 The Goldenberg 2000                              0              0               0               0
    Family Trust
 The Greg M. Ostroff 2000                         0              0               0               0
    Annuity Trust I
 The Greg M. Ostroff 2000                         0              0               0               0
    Family Trust
 The Gregory H. Zehner                            0              0               0               0
    2000 Annuity Trust I
 The Gregory H. Zehner                            0              0               0               0
    2000 Family Trust
 The Gregory K. Palm 2000                         0              0               0               0
    Annuity Trust I
 The Gregory K. Palm 2000                         0              0               0               0
    Family Trust
 The Guapulo Trust              Jersey            0              0               0               0
 The Howard A. Silverstein                        0              0               0               0
    2000 Annuity Trust I
 The Howard A. Silverstein                        0              0               0               0
    2000 Family Trust
 The Howard B. Schiller                           0              0               0               0
    2000 Annuity Trust I
 The Isabelle M.L. Mead                           0              0               0               0
    2000 Trust
 The J. David Rogers 2000                         0              0               0               0
    Annuity Trust I
 The James Alexander Mead                         0              0               0               0
    2000 Trust
 The James M. Sheridan                            0              0               0               0
    Trust
 The James Nicholas Katz                          0              0               0               0
    2000 Trust
 James P. Riley, Jr. 2000                         0              0               0               0
    Family Trust
 James P. Riley, Jr. 2000                         0              0               0               0
    GRAT
 The Jason Kraus 2000                             0              0               0               0
    Trust
 The Jason William Tortora                        0              0               0               0
    2000 Trust
 The Jeffrey D. Witten                            0              0               0               0
    2000 Trust

                                ITEM 6
                               PLACE OF                                        ITEM 9         ITEM 10
                             ORGANIZATION       ITEM 7         ITEM 8           SOLE          SHARED
                              (NEW YORK      SOLE VOTING    SHARED VOTING   DISPOSITIVE     DISPOSITIVE
          ITEM 1                UNLESS         POWER OF       POWER OF        POWER OF       POWER OF
    NAMES OF REPORTING        OTHERWISE       UNCOVERED       UNCOVERED      UNCOVERED       UNCOVERED
          PERSONS             INDICATED)        SHARES         SHARES          SHARES         SHARES
------------------------  ----------------- -------------  --------------- -------------   --------------
 The Jennifer Lauren Alper                        0              0               0               0
    2000 Trust
 JG 2000 Trust                                    0              0               0               0
 JG 2000 Trust (continuing                        0              0               0               0
    trust)
 The John A. Thain Trust                          0              0               0               0
 The John J. Powers 2000                          0              0               0               0
    Family Trust
 The John L. Townsend, III                        0              0               0               0
    2000 Annuity Trust I
 The John O. Downing 2000                         0              0               0               0
    Annuity Trust I
 The John O. Downing 2000                         0              0               0               0
    Family Trust
 The John P. Curtin, Jr.                          0              0               0               0
    2000 Annuity Trust I
 The John P. Curtin, Jr.                          0              0               0               0
    2000 Family Trust
 The John R. Tormondsen                           0              0               0               0
    2000 Annuity Trust I
 The John R. Tormondsen,                          0              0               0               0
    Jr. 2000 Trust
 The John S. Weinberg 2000                        0              0               0               0
    Annuity Trust I
 The John S. Weinberg 2000                        0              0               0               0
    Family Trust
 The Jonathan G. Neidich                          0              0               0               0
    2000 Trust
 The Jonathan M. Lopatin                          0              0               0               0
    2000 Annuity Trust I
 The Jordan Viniar 2000                           0              0               0               0
    Trust
 The Joseph Della Rosa                            0              0               0               0
    2000 Annuity Trust I
 The Joseph Della Rosa                            0              0               0               0
    2000 Family Trust
 The Joseph H. Gleberman                          0              0               0               0
    2000 Annuity Trust I
 The Joseph H. Gleberman                          0              0               0               0
    2000 Family Trust
 The Jun Makihara 2000                            0              0               0               0
    Family Trust
 The Karen Barlow Corrigan                        0              0               0               0
    2000 Trust
 The Karen Rebecca Alper                          0              0               0               0
    2000 Trust

                                ITEM 6
                               PLACE OF                                        ITEM 9         ITEM 10
                             ORGANIZATION       ITEM 7         ITEM 8           SOLE          SHARED
                              (NEW YORK      SOLE VOTING    SHARED VOTING   DISPOSITIVE     DISPOSITIVE
          ITEM 1                UNLESS         POWER OF       POWER OF        POWER OF       POWER OF
    NAMES OF REPORTING        OTHERWISE       UNCOVERED       UNCOVERED      UNCOVERED       UNCOVERED
          PERSONS             INDICATED)        SHARES         SHARES          SHARES         SHARES
------------------------  ----------------- -------------  --------------- -------------   --------------
 The Karsten Moller &           Jersey            0              0               0               0
    Barbara Kahn-Moller
    Trust
 The Katherine A.M.                               0              0               0               0
    Stanton 2000 Trust
 The Katheryn C. Coulson                          0              0               0               0
    2000 Trust
 The Kathryn Margaret                             0              0               0               0
    Wellde 2000 Trust
 The Kelsey Fithian 2000                          0              0               0               0
    Trust
 The Kenneth Litzenberger                         0              0               0               0
    2000 Grantor Retained
    Annuity Trust
 The Kenneth Litzenberger                         0              0               0               0
    Remainder Trust
 The Kevin W. Kennedy 2000                        0              0               0               0
    Annuity Trust I
 The Kevin W. Kennedy 2000                        0              0               0               0
    Family Trust
 The Kimberly Lynn                                0              0               0               0
    Macaione 2000 Trust
 The Kimberly R. Textor                           0              0               0               0
    2000 Trust
 The Kipp M. Nelson Trust                         0              0               0               0
 The Kyle F. Textor 2000                          0              0               0               0
    Trust
 The Lauren Schiller 2000                         0              0               0               0
    Trust
 The Lawrence R. Buchalter                        0              0               0               0
    2000 Annuity Trust I
 The Lawrence R. Buchalter                        0              0               0               0
    2000 Family Trust
 The Lee G. Vance 2000                            0              0               0               0
    Annuity Trust I
 The Lee G. Vance 2000                            0              0               0               0
    Family Trust
 The Leslie C. Tortora                            0              0               0               0
    2000 Annuity Trust I
 Lloyd C. Blankfein 2000                          0              0               0               0
    Family Trust
 Lloyd C. Blankfein 2000                          0              0               0               0
    GRAT
 The Louise Rice Townsend                         0              0               0               0
    2000 Trust

                                ITEM 6
                               PLACE OF                                        ITEM 9         ITEM 10
                             ORGANIZATION       ITEM 7         ITEM 8           SOLE          SHARED
                              (NEW YORK      SOLE VOTING    SHARED VOTING   DISPOSITIVE     DISPOSITIVE
          ITEM 1                UNLESS         POWER OF       POWER OF        POWER OF       POWER OF
    NAMES OF REPORTING        OTHERWISE       UNCOVERED       UNCOVERED      UNCOVERED       UNCOVERED
          PERSONS             INDICATED)        SHARES         SHARES          SHARES         SHARES
------------------------  ----------------- -------------  --------------- -------------   --------------
 M. Roch Hillenbrand Trust    New Jersey          0              0               0               0
    f/b/o C. Justin
    Hillenbrand
 M. Roch Hillenbrand Trust    New Jersey          0              0               0               0
    f/b/o Molly D.
    Hillenbrand
 The Mallory G. Neidich                           0              0               0               0
    2000 Trust
 The Marc A. Spilker 2000                         0              0               0               0
    Family Trust
 The Mark A. Zurack 2000                          0              0               0               0
    Annuity Trust I
 The Mark A. Zurack 2000                          0              0               0               0
    Family Trust
 The Mark A. Zurack 2000                          0              0               0               0
    Issue Trust
 Mark Dehnert Living Trust     Illinois           0              0               0               0
 The Mark Schwartz 2000                           0              0               0               0
    Annuity Trust I
 The Mark Tercek 2000                             0              0               0               0
    Annuity Trust I
 The Mark Tercek 2000                             0              0               0               0
    Family Trust
 Marks 2000                                       0              0               0               0
 Marks 2000 (continuing                           0              0               0               0
    trust)
 The Mary Agnes Reilly                            0              0               0               0
    Kiernan 2000 Trust
 The Mary Ann Casati Trust                        0              0               0               0
 The Matthew D. Rogers                            0              0               0               0
    2000 Trust
 The Matthew Peter Mortara                        0              0               0               0
    2000 Trust
 The Maya Bettina Linden                          0              0               0               0
    2000 Trust
 The Merritt Moore                                0              0               0               0
    Townsend 2000 Trust
 The Mesdag Family Trust       Delaware           0              0               0               0
 The Michael A. Price 2000                        0              0               0               0
    Annuity Trust I
 The Michael A. Price 2000                        0              0               0               0
    Family Trust
 The Michael D. Ryan 2000                         0              0               0               0
    Annuity Trust I
 The Michael D. Ryan 2000                         0              0               0               0
    Family Trust

                                ITEM 6
                               PLACE OF                                        ITEM 9         ITEM 10
                             ORGANIZATION       ITEM 7         ITEM 8           SOLE          SHARED
                              (NEW YORK      SOLE VOTING    SHARED VOTING   DISPOSITIVE     DISPOSITIVE
          ITEM 1                UNLESS         POWER OF       POWER OF        POWER OF       POWER OF
    NAMES OF REPORTING        OTHERWISE       UNCOVERED       UNCOVERED      UNCOVERED       UNCOVERED
          PERSONS             INDICATED)        SHARES         SHARES          SHARES         SHARES
------------------------  ----------------- -------------  --------------- -------------   --------------
 The Michael J. Zamkow                            0              0               0               0
    2000 Annuity Trust I
 The Michael J. Zamkow                            0              0               0               0
    2000 Family Trust
 The Michael P. Mortara                           0              0               0               0
    2000 Annuity Trust I
 The Michael Paul Mortara                         0              0               0               0
    2000 Trust
 The Michael Stecher 2000                         0              0               0               0
    Trust
 The Milton R. Berlinski                          0              0               0               0
    2000 Annuity Trust I
 The Mossavar-Rahmani 2000                        0              0               0               0
    Annuity Trust I
 The Mossavar-Rahmani 2000                        0              0               0               0
    Family Trust
 Murphy 2000                                      0              0               0               0
 Murphy 2000 (continuing                          0              0               0               0
    trust)
 The Natalie Cailyn Rogers                        0              0               0               0
    2000 Trust
 The Nicole Schiller 2000                         0              0               0               0
    Trust
 The Nina B. Haydock 2000                         0              0               0               0
    Trust
 The Peter C. Gerhard 2000                        0              0               0               0
    Annuity Trust I
 The Peter C. Gerhard 2000                        0              0               0               0
    Family Trust
 The Peter D. Kiernan, III                        0              0               0               0
    2000 Annuity Trust I
 The Peter Kiernan IV 2000                        0              0               0               0
    Trust
 The Peter S. Kraus 2000                          0              0               0               0
    Annuity Trust I
 The Philip D. Murphy 2000                        0              0               0               0
    Annuity Trust I
 The Philip D. Murphy 2000                        0              0               0               0
    Family Trust
 The Philip Darivoff 2000                         0              0               0               0
    Annuity Trust I
 The Rachel M. Darivoff                           0              0               0               0
    2000 Trust
 The Ralph F. Rosenberg                           0              0               0               0
    2000 Annuity Trust I
 The Ralph F. Rosenberg                           0              0               0               0
    2000 Family Trust

                                ITEM 6
                               PLACE OF                                        ITEM 9         ITEM 10
                             ORGANIZATION       ITEM 7         ITEM 8           SOLE          SHARED
                              (NEW YORK      SOLE VOTING    SHARED VOTING   DISPOSITIVE     DISPOSITIVE
          ITEM 1                UNLESS         POWER OF       POWER OF        POWER OF       POWER OF
    NAMES OF REPORTING        OTHERWISE       UNCOVERED       UNCOVERED      UNCOVERED       UNCOVERED
          PERSONS             INDICATED)        SHARES         SHARES          SHARES         SHARES
------------------------  ----------------- -------------  --------------- -------------   --------------
 Randal M. Fippinger-                             0              0               0               0
    Millennium Trust
 The Randolph L. Cowen                            0              0               0               0
    2000 Family Trust
 Rayas Trust                    Jersey            0              0               0               0
 The Rebecca Viniar 2000                          0              0               0               0
    Trust
 The Richard A. Friedman                          0              0               0               0
    2000 Annuity Trust I
 The Richard A. Friedman                          0              0               0               0
    2000 Family Trust
 The Richard A. Sapp 2000                         0              0               0               0
    Annuity Trust I
 The Richard A. Sapp 2000                         0              0               0               0
    Family Trust
 The Richard E. Witten                            0              0               0               0
    2000 Annuity Trust I
 The Richard G. Sherlund                          0              0               0               0
    2000 Annuity Trust I
 Robert A. Fippinger, Jr.-                        0              0               0               0
    Millennium Trust
 The Robert B. Litterman                          0              0               0               0
    2000 Annuity Trust I
 The Robert B. Litterman                          0              0               0               0
    2000 Family Trust
 The Robert B. Morris III                         0              0               0               0
    2000 Annuity Trust I
 The Robert J. Hurst 2000                         0              0               0               0
    Annuity Trust I
 The Robert J. Hurst 2000                         0              0               0               0
    Family Trust
 The Robert J. Katz 2000                          0              0               0               0
    Annuity Trust I
 The Robert J. O Shea 2000                        0              0               0               0
    Annuity Trust I
 The Robert J. O Shea 2000                        0              0               0               0
    Family Trust
 The Robert J. Pace 2000                          0              0               0               0
    Annuity Trust I
 The Robert J. Pace 2000                          0              0               0               0
    Family Trust
 The Robert K. Steel 2000                         0              0               0               0
    Annuity Trust I
 The Robert B. Morris III                         0              0               0               0
    2000 Family Trust
 The Robin Neustein 2000                          0              0               0               0
    Annuity Trust I

                                ITEM 6
                               PLACE OF                                        ITEM 9         ITEM 10
                             ORGANIZATION       ITEM 7         ITEM 8           SOLE          SHARED
                              (NEW YORK      SOLE VOTING    SHARED VOTING   DISPOSITIVE     DISPOSITIVE
          ITEM 1                UNLESS         POWER OF       POWER OF        POWER OF       POWER OF
    NAMES OF REPORTING        OTHERWISE       UNCOVERED       UNCOVERED      UNCOVERED       UNCOVERED
          PERSONS             INDICATED)        SHARES         SHARES          SHARES         SHARES
------------------------  ----------------- -------------  --------------- -------------   --------------
 The Samantha Schiller                            0              0               0               0
    2000 Trust
 The Sarah B. Lopatin 2000                        0              0               0               0
    Trust
 The Sarah Delacy Kiernan                         0              0               0               0
    2000 Trust
 The Sarah M. Darivoff                            0              0               0               0
    2000 Trust
 The Sarah Rose Berlinski                         0              0               0               0
    2000 Trust
 The Scott B. Kapnick 2000                        0              0               0               0
    Annuity Trust I
 The Scott B. Kapnick 2000                        0              0               0               0
    Family Trust
 Scott M. Pinkus 2000         New Jersey          0              0               0               0
    Family Trust
 Scott M. Pinkus 2000 GRAT    New Jersey          0              0               0               0
 The Scott S. Prince Trust                        0              0               0               0
 The Stephen M. Neidich                           0              0               0               0
    2000 Trust
 The Steven M. Heller, Jr.                        0              0               0               0
    2000 Trust
 The Steven T. Mnuchin                            0              0               0               0
    2000 Annuity Trust I
 The Steven T. Mnuchin                            0              0               0               0
    2000 Family Trust
 The Stuart Mark                                  0              0               0               0
    Rothenberg 2000
    Annuity Trust I
 The Stuart Mark                                  0              0               0               0
    Rothenberg 2000
    Family Trust
 The Terence M. O Toole                           0              0               0               0
    2000 Annuity Trust I
 The Terence M. O Toole                           0              0               0               0
    2000 Family Trust
 The Tess Augusta Linden                          0              0               0               0
    2000 Trust
 The Thomas K. Montag 2000                        0              0               0               0
    Annuity Trust I
 The Thomas K. Montag 2000                        0              0               0               0
    Family Trust
 The Tracy Richard                                0              0               0               0
    Wolstencroft 2000
    Annuity Trust I

                                  ITEM 6
                                 PLACE OF                                        ITEM 9         ITEM 10
                               ORGANIZATION       ITEM 7         ITEM 8           SOLE          SHARED
                                (NEW YORK      SOLE VOTING    SHARED VOTING   DISPOSITIVE     DISPOSITIVE
          ITEM 1                  UNLESS         POWER OF       POWER OF        POWER OF       POWER OF
    NAMES OF REPORTING          OTHERWISE       UNCOVERED       UNCOVERED      UNCOVERED       UNCOVERED
          PERSONS               INDICATED)        SHARES         SHARES          SHARES         SHARES
------------------------    ----------------- -------------  --------------- -------------   --------------
 The Tracy Richard                                  0              0               0               0
    Wolstencroft 2000
    Family Trust
 Trust for the benefit of      Pennsylvania         0              0               0               0
    David Ford, Jr. under
    Indenture of Trust B
    of David B. Ford
    dated 6/16/00
 Trust for the benefit of      Pennsylvania         0              0               0               0
    Jamie Ford under
    Indenture of Trust B
    of David B. Ford
    dated as of 6/16/00
 Vyrona Trust                     Jersey            0              0               0               0
 The Walter H. Haydock                              0              0               0               0
    2000 Annuity Trust I
 The Walter H. Haydock, Jr.                         0              0               0               0
     2000 Trust
 The William C. Sherlund                            0              0               0               0
    2000 Trust
 The William Keith                                  0              0               0               0
    Litzenberger 2000
    Grantor Retained
    Annuity Trust
 The William Keith                                  0              0               0               0
    Litzenberger
    Remainder Trust
 The Zachariah Cobrinik                             0              0               0               0
    2000 Annuity Trust I
 The Zachariah Cobrinik                             0              0               0               0
    Family 2000 Trust


 PARTNERSHIPS
 ------------
 ALS Investment Partners,        Delaware           0              0               0               0
    L.P.
 Beech Associates, L.P.          Delaware           0              0               0               0
 Crestley, L.P.                  Delaware           0              0               0               0
 Daniel G. Brennan Family        Illinois           0              0               0               0
    Limited Partnership
 Greenley Partners, L.P.         Delaware           0              0               0               0
 HEMPA Limited Partnership       Delaware           0              0               0               0
 JSS Investment Partners,        Delaware           0              0               0               0
    L.P.
 Mesdag Family Limited           Delaware           0              0               0               0
    Partnership

                                ITEM 6
                               PLACE OF                                        ITEM 9         ITEM 10
                             ORGANIZATION       ITEM 7         ITEM 8           SOLE          SHARED
                              (NEW YORK      SOLE VOTING    SHARED VOTING   DISPOSITIVE     DISPOSITIVE
          ITEM 1                UNLESS         POWER OF       POWER OF        POWER OF       POWER OF
    NAMES OF REPORTING        OTHERWISE       UNCOVERED       UNCOVERED      UNCOVERED       UNCOVERED
          PERSONS             INDICATED)        SHARES         SHARES          SHARES         SHARES
------------------------  ----------------- -------------  --------------- -------------   --------------
 Mijen Family Partnership      Illinois           0              0               0               0
 Opatrny Investment            Delaware           0              0               0               0
    Partners, L.P.
 Rantz GS Investment           Delaware           0              0               0               0
    Partners, L.P.
 Savitz Investment             Delaware           0              0               0               0
    Partners, L.P.
 The Litzenberger Family       Delaware           0              0               0               0
    Limited Partnership
 The Rizner Family Limited     Illinois           0              0               0               0
    Partnership
 Trott GS Investment           Delaware           0              0               0               0
    Partners, L.P.
 Tuft GS Investment            Delaware           0              0               0               0
    Partners, L.P.
 Windy Hill Investment         Delaware           0              0               0               0
    Company II, L.P.
 Winkelried Investment         Delaware           0              0               0               0
    Partners, L.P.


 CORPORATIONS
 ------------
 Anahue Limited                 Jersey            0              0               0               0
 Guapulo Holdings Ltd           Jersey            0              0               0               0
 HJS2 Limited               Cayman Islands        0              0               0               0
 Majix Limited                  Jersey            0              0               0               0
 Melalula Limited               Jersey            0              0               0               0
 RJG Holding Company        Cayman Islands        0              0               0               0
 Robinelli Limited              Jersey            0              0               0               0
 Vyrona Holdings Limited        Jersey            0              0               0               0
 Zurrah Limited                 Jersey            0              0               0               0

         This Amendment No. 8 to a Statement on Schedule 13D amends and restates in its entirety such Schedule 13D (as so amended and restated, this "Schedule"). This Amendment No. 8 is being filed because certain Covered Persons (as defined below) intend to sell up to an aggregate of 7,897,714 shares of Common Stock (as defined below) in accordance with the volume and manner of sale limitations of Rule 144 under the Securities Act of 1933, as amended ("Rule 144").

Item 1.  Security and Issuer

         This Schedule relates to the Common Stock, par value $.01 per share (the "Common Stock"), of The Goldman Sachs Group, Inc., a Delaware corporation (together with its subsidiaries and affiliates, "GS Inc."). The address of the principal executive offices of GS Inc. is 85 Broad Street, New York, New York 10004.

Item 2.  Identity and Background

         (a), (b), (c), (f) The cover page to this Schedule and Appendix A hereto contain the names of the persons ("Covered Persons") who beneficially own Common Stock subject to a Shareholders' Agreement ("Covered Shares"), dated as of May 7, 1999, to which the Covered Persons are party (as amended from time to time, the "Shareholders' Agreement"). This filing is being made on behalf of all of the Covered Persons, and their agreement that this filing may be so made is contained in the Shareholders' Agreement.

         This Schedule contains certain information relating to Sumitomo Bank Capital Markets, Inc. ("SBCM") and Kamehameha Activities Association ("KAA"), who may be deemed to be members of a "group" with the Covered Persons. Each Covered Person hereby disclaims beneficial ownership of the shares of Common Stock and other equity securities of GS Inc. subject to the Voting Agreements between SBCM and KAA, respectively, on the one hand, and GS Inc., on the other hand (respectively, the "SBCM Shares" and the "KAA Shares"). All information contained in this Schedule relating to SBCM and KAA has been included based upon information provided by SBCM and KAA; the separate Schedules 13D filed by SBCM and KAA and any amendments thereto should be referred to for information relating to SBCM and KAA, respectively.

         Appendix A hereto also provides the citizenship or place of organization of each Covered Person. Each Covered Person who is an individual (an "Individual Covered Person") is a senior professional employed or formerly employed by GS Inc. or a spouse or former spouse thereof. GS Inc. is a global investment banking and securities firm. Each of The Daniel G. Brennan Family Limited Partnership, Mark Dehnert Living Trust, Mijen Family Partnership and The Rizner Family Limited Partnership, and each other Covered Person who is not an individual (the "Estate Planning Covered Persons") is a trust, limited partnership or corporation created by an Individual Covered Person solely for estate planning purposes. The Covered Persons listed in Appendix A under the caption "Partnerships" are limited partnerships of which an Individual Covered Person is general partner. Each Estate Planning Covered Person listed in Appendix A under the caption "Corporations" (a "Corporate Estate Planning Covered Person") is controlled by an Individual Covered Person (the "Controlling Covered Person"). The name, citizenship, business address and present principal occupation or employment of each of the directors and executive officers of each Corporate Estate Planning Covered Person (other than the Controlling Covered Person) is set forth in Annex A hereto. The business address of each Covered Person for purposes of this Schedule is: (i) in the case of entities organized in Jersey, 26 New Street, St. Helier, Jersey, JE4 3RA; (ii) in the case of entities organized in the Cayman Islands, P.O. Box 309, Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands; and (iii) in the case of all other Covered Persons, 85 Broad Street, New York, New York 10004.

         (d), (e) Except as described in Annex A or Annex B, during the last five years, no Covered Person or, to the best knowledge of the Covered Persons, any executive officer or director of a Covered Person, has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or has been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction resulting in such Covered Person being subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

Item 3.  Source and Amount of Funds or Other Consideration

         The Covered Shares have been and will be acquired by the Covered Persons in the following manner: (i) the former profit participating limited partners active in the business of The Goldman Sachs Group, L.P.

("Group L.P.") (each such former partner, a "PMD" and, collectively, the "PMDs") acquired certain Covered Shares in exchange for their interests in Group L.P. and certain of its affiliates and investee corporations; (ii) the former owners (the "Hull Covered Persons") of Hull and Associates, L.L.C. ("Hull") acquired certain Covered Shares in exchange for their interests in Hull; (iii) certain Individual Covered Persons have acquired and will acquire beneficial ownership of certain other Covered Shares in connection with GS Inc.'s initial public offering and/or pursuant to GS Inc.'s employee compensation, benefit or similar plans; (iv) certain Individual Covered Persons (the "Transferee Covered Persons") acquired their Covered Shares from PMDs in accordance with pre-existing contractual arrangements or judicial decrees; and
(v) the Estate Planning Covered Persons have acquired and will acquire beneficial ownership of their Covered Shares as contributions or gifts made by Individual Covered Persons.

         Covered Persons may from time to time acquire Common Stock not subject to the Shareholders' Agreement ("Uncovered Shares") for investment purposes. Such Common Stock may be acquired with personal funds of or funds borrowed by such Covered Person.

Item 4.  Purpose of Transactions

         The Individual Covered Persons, other than the Hull Covered Persons and the Transferee Covered Persons, acquired the Covered Shares in connection with the succession of GS Inc. to the business of Group L.P. and GS Inc.'s initial public offering and through certain employee compensation, benefit or similar plans of GS Inc. The Hull Covered Persons acquired the Covered Shares in connection with the acquisition by GS Inc. of Hull and through certain employee compensation, benefit or similar plans of GS Inc. The Transferee Covered Persons acquired their Covered Shares from PMDs in accordance with pre-existing contractual arrangements or judicial decrees. As a condition to the transfer of the Covered Shares, the Shareholders' Committee required that each Transferee Covered Person agree to become a party to the Shareholders' Agreement and to be bound by the Partner Transfer Restrictions referred to in
Item 6 below. The Estate Planning Covered Persons acquired the Covered Shares as contributions or gifts made for estate planning purposes by Individual Covered Persons, and the provisions of the organizational documents of certain Estate Planning Covered Persons provide for the distribution of Common Stock to certain other Covered Persons. As a condition to the contribution or gift of the Covered Shares, the Shareholders' Committee required that each Estate Planning Covered Person agree to become a party to the Shareholders' Agreement and to be bound by the Partner Transfer Restrictions referred to in Item 6 below.

         The board of directors of GS Inc. has approved a program (the "Rule 144 Program") to permit the PMDs and former direct and indirect owners of Hull to sell, in a coordinated manner, a portion of their shares of Common Stock in accordance with the volume and manner of sale limitations of Rule 144. It is currently expected that sales under the Rule 144 Program will commence during the week of September 25, 2000. During GS Inc.'s fiscal quarter ending November 24, 2000, each of the Covered Persons listed in Annex C intends to sell up to the number of shares of Common Stock set forth opposite such Covered Person's name in Annex C under the Rule 144 Program (an aggregate of up to 7,897,714 shares for all Covered Persons). Sales under the Rule 144 Program will be made on behalf of the participating Covered Persons pursuant to a Power of Attorney, a form of which is filed as an Exhibit to this Schedule.

         The Rule 144 Program may continue in subsequent fiscal quarters, but can be suspended or terminated at any time. GS Inc. has not solicited indications of interest from any of the Covered Persons as to whether they would like to sell shares of Common Stock in subsequent fiscal quarters.

         Covered Persons may from time to time acquire Uncovered Shares for investment purposes. Except as described in Item 6 and except for the acquisition by Covered Persons of Common Stock pursuant to employee compensation, benefit or similar plans of GS Inc. in the future or as described above, none of the Covered Persons has any plans or proposals which relate to or would result in their acquisition of additional Common Stock or any of the other events described in Item 4(a) through 4(j).

         Each Covered Person is expected to evaluate on an ongoing basis GS Inc.'s financial condition and prospects and his or her interests in and with respect to GS Inc. Accordingly, each Covered Person may change his or her plans and intentions at any time and from time to time. In particular, each Covered Person may at any time and from time to time acquire or dispose of shares of Common Stock.

Item 5.  Interest in Securities of the Issuer

         (a) Rows (11) and (13) of the cover page to this Schedule, Appendix A and Annex A are hereby incorporated by reference. Each Covered Person hereby disclaims beneficial ownership of any shares of Common Stock held by any other Covered Person and disclaims beneficial ownership of the SBCM Shares and the KAA Shares. Except as described in Annex D, none of the shares of Common Stock reported in rows (11) and (13) of the cover page to this Schedule and Appendix A are shares as to which there is a right to acquire exercisable within 60 days.

         (b) Rows (7) through (10) of the cover page to this Schedule, Appendix A and Annex A set forth the percentage range of Covered Shares as to which there is sole power to vote or direct the vote or to dispose or direct the disposition; the number of Uncovered Shares as to which there is sole power to vote or direct the vote or to dispose or direct the disposition; and the number of shares of Common Stock as to which there is shared power to vote or direct the vote or to dispose or direct the disposition. The power to vote Covered Shares by Covered Persons is shared with each other Covered Person, as described below in response to Item 6. Each Covered Person hereby disclaims beneficial ownership of any shares of Common Stock held by any other Covered Person and disclaims beneficial ownership of the SBCM Shares and the KAA Shares.

         (c) Except as described in Annex E or previously reported on Schedule 13D, no Covered Person has effected any transactions in Common Stock in the past 60 days.

         (d), (e) Not applicable.

Item 6. Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer

         Each Covered Person listed on the cover page to this Schedule and Appendix A hereto is a party to the Shareholders' Agreement. The Shareholders' Agreement, and forms of the Counterparts to the Shareholders' Agreement executed by or on behalf of the Estate Planning Covered Persons, certain Hull Covered Persons and the Transferee Covered Persons, are filed as Exhibits to this Schedule and the following summary of the terms of the Shareholders' Agreement is qualified in its entirety by reference thereto. References to the "board of directors" are to the board of directors of The Goldman Sachs Group, Inc.

         The Covered Shares include generally all Common Stock acquired or to be acquired from GS Inc. by the Covered Persons. Covered Shares include: shares of Common Stock acquired by the PMDs in exchange for their interests in Group L.P. and certain of its affiliates; shares of Common Stock acquired by the Hull Covered Persons in exchange for their interests in Hull; shares of Common Stock acquired or to be acquired through the grant of restricted stock units, stock options and interests in a defined contribution plan (except for certain Uncovered Shares as specified in Appendix A); shares of Common Stock acquired by the Transferee Covered Persons in accordance with pre-existing contractual arrangements or judicial decrees; shares of Common Stock acquired or to be acquired by Estate Planning Covered Persons from Individual Covered Persons for estate planning purposes and shares of Common Stock to be distributed by Estate Planning Covered Persons to Individual Covered Persons or to other Estate Planning Covered Persons; and, unless otherwise determined by the board of directors and the Shareholders' Committee, any shares of Common Stock acquired or to be acquired by the Covered Persons from GS Inc. through any other employee compensation, benefit or similar plan. Covered Shares do not include any shares of Common Stock purchased or to be purchased by a Covered Person in the open market or in a subsequent underwritten public offering.

TRANSFER RESTRICTIONS

         Each Individual Covered Person (other than the Transferee Covered Persons and, with respect to the shares of Common Stock received in exchange for their interests in Hull, the Hull Covered Persons) has agreed in the Shareholders' Agreement, among other things, to retain beneficial ownership of Covered Shares at least equal to 25% of the cumulative number of Covered Shares beneficially owned by him or her at the time he or she became a Covered Person or acquired by him or her thereafter and with no credit for dispositions (the "General Transfer Restrictions") for so long as he or she is a Covered Person and an employee of GS Inc. (an "Employee Covered Person").

         The PMDs will also be subject to limitations on their ability to transfer Covered Shares received in connection with the succession of GS Inc. to the business of Group L.P. These restrictions will also apply to the Covered Shares acquired by the Hull Covered Persons in exchange for their interests in Hull. Under these restrictions, each such PMD and Hull Covered Person has agreed not to transfer such Covered Shares until May 7, 2002, the third anniversary of the date of GS Inc.'s initial public offering of its Common Stock (the "Partner Transfer Restrictions" and, together with the General Transfer Restrictions, the "Transfer Restrictions"). The Partner Transfer Restrictions will lapse as to such Covered Shares in equal installments on each of May 7, 2002, May 7, 2003 and May 7, 2004. The Covered Shares held by each Estate Planning Covered Person and Transferee Covered Person are subject to the same Partner Transfer Restrictions that applied to such Covered Shares prior to such Covered Person's acquisition thereof. The Transfer Restrictions applicable to an Individual Covered Person (and his or her Estate Planning Covered Persons) terminate upon the death of the Individual Covered Person.

WAIVERS

         Except in the case of a third-party tender or exchange offer, the Partner Transfer Restrictions may be waived or terminated at any time by the Shareholders' Committee described below under "Information Regarding the Shareholders' Committee". The Shareholders' Committee also has the power to waive the Transfer Restrictions to permit Covered Persons to: participate as sellers in underwritten public offerings of Common Stock and tender and exchange offers and share repurchase programs by GS Inc.; transfer Covered Shares to charities, including charitable foundations; transfer Covered Shares held in employee benefit plans; and transfer Covered Shares in specific transactions (for example, to immediate family members and trusts) or other circumstances. The Shareholders' Committee permitted the transfers of Covered Shares to the Estate Planning Covered Persons and the Transferee Covered Persons, on the condition that each Estate Planning Covered Person and Transferee Covered Person agree to become a party to the Shareholders' Agreement and to be bound by the Partner Transfer Restrictions.

         On July 31, 2000, the Shareholders' Committee waived the Partner Transfer Restrictions solely to permit certain Covered Persons to pledge a portion of their Covered Shares to obtain approximately $400,000,000 in loan commitments to make investments from time to time in certain merchant banking funds sponsored by GS Inc. The loan commitments are for five years, may be drawn upon from time to time and generally require that any loans be collateralized by shares of Common Stock with a market value four times that of the amount borrowed. Pursuant to Rule 13d-3(d)(3) under the Securities Exchange Act of 1934, as amended, the pledgees did not acquire beneficial ownership of the pledged shares by virtue of the pledge.

         The Shareholders' Committee and, in the case of the Hull Covered Persons, the board of directors have waived the Partner Transfer Restrictions to permit the sale of up to an aggregate of 7,897,714 Covered Shares by certain Covered Persons during GS Inc.'s fiscal quarter ending November 24, 2000 under the Rule 144 Program described in Item 4 above and in Annex C hereto.

         In the case of a third-party tender or exchange offer, the Transfer Restrictions may be waived or terminated: if the board of directors is recommending acceptance or is not making any recommendation with respect to acceptance of the tender or exchange offer, by a majority of the Voting Interests (as defined below); or if the board of directors is recommending rejection of the tender or exchange offer, by 66 2/3% of the outstanding Voting Interests.

         In the case of a tender or exchange offer by GS Inc., a majority of the outstanding Voting Interests may also elect to waive or terminate the Transfer Restrictions.

VOTING

         Prior to any vote of the shareholders of GS Inc., the Shareholders' Agreement requires a separate, preliminary vote of the Voting Interests on each matter upon which a vote of the shareholders is proposed to be taken (the "Preliminary Vote"). Each Covered Share held by an Employee Covered Person and each other Covered Share subject to the Partner Transfer Restrictions will be voted in accordance with the majority of the votes cast by the Voting Interests in the Preliminary Vote. In elections of directors, each Covered Share will be voted in favor of the election of those persons receiving the highest numbers of votes cast by the Voting Interests in the Preliminary

Vote. "Voting Interests" are Covered Shares beneficially owned by all Covered Persons through December 31, 2000 and thereafter are Covered Shares beneficially owned by all Employee Covered Persons.

OTHER RESTRICTIONS

         The Shareholders' Agreement also prohibits the Covered Persons from engaging in certain activities relating to any securities of GS Inc. with any person who is not a Covered Person or a director, officer or employee of GS Inc. ("Restricted Persons"). Among other things, a Covered Person may not: participate in a proxy solicitation to or with a Restricted Person; deposit any Covered Shares in a voting trust or subject any Covered Shares to any voting agreement or arrangement that includes any Restricted Person; form, join or in any way participate in a "group" with any Restricted Person; or together with any Restricted Person, propose certain transactions with GS Inc. or seek the removal of any directors of GS Inc. or any change in the composition of the board of directors.

TERM, AMENDMENT AND CONTINUATION

         The Shareholders' Agreement is to continue in effect until the earlier of January 1, 2050 and the time it is terminated by the vote of 66 2/3% of the outstanding Voting Interests. The Partner Transfer Restrictions will not terminate upon the expiration or termination of the Shareholders' Agreement unless previously waived or terminated or unless subsequently waived or terminated by the board of directors. The Shareholders' Agreement may generally be amended at any time by a majority of the outstanding Voting Interests.

         Unless otherwise terminated, in the event of any transaction in which a third party succeeds to the business of GS Inc. and in which Covered Persons hold securities of the third party, the Shareholders' Agreement will remain in full force and effect as to the securities of the third party, and the third party shall succeed to the rights and obligations of GS Inc. under the Shareholders' Agreement.

INFORMATION REGARDING THE SHAREHOLDERS' COMMITTEE

         The Shareholders' Committee shall at any time consist of each of those individuals who are both Employee Covered Persons and members of the board of directors and who agree to serve as members of the Shareholders' Committee. If there are less than three individuals who are both Employee Covered Persons and members of the board of directors and who agree to serve as members of the Shareholders' Committee, the Shareholders' Committee shall consist of each such individual plus such additional individuals who are Employee Covered Persons and who are selected pursuant to procedures established by the Shareholders' Committee as shall assure a Shareholders' Committee of not less than three members who are Employee Covered Persons. Currently, Henry M. Paulson, Jr., Robert J. Hurst, John A. Thain and John L. Thornton are the members of the Shareholders' Committee.

VOTING AGREEMENTS

         Both SBCM and KAA have, in separate voting agreements, each dated April 30, 1999 (each, a "Voting Agreement"), agreed to vote their shares of Common Stock and all other voting securities of GS Inc. in the same manner as a majority of the shares of Common Stock held by the managing directors of GS Inc. are voted for so long as they hold voting securities of GS Inc. It is expected that for so long as the Shareholders' Agreement remains in effect, the Voting Agreements will result in the shares of Common Stock owned by SBCM and KAA being voted in the same manner as the Covered Shares. The Covered Persons are not parties to the Voting Agreements, and the Voting Agreements are not enforceable by the Covered Persons, will continue to exist independent of the existence of the Shareholders' Agreement and may be amended, waived or canceled by GS Inc. without any consent or approval of the Covered Persons. The Voting Agreements are filed as exhibits to this Schedule and the foregoing summary of these agreements is qualified in its entirety by reference thereto.

         Each Covered Person hereby disclaims beneficial ownership of the SBCM Shares and the KAA Shares.

PLEDGE AGREEMENTS

         Each PMD has pledged (the "IPO Pledge") to GS Inc. Common Stock or other assets with an initial value equal to $15 million for each such person who initially serves on the board of directors, the Management Committee or the Partnership Committee of GS Inc. and $10 million for each other such person. This pledge secures the liquidated damages provision of a noncompetition agreement which each such person has entered into with GS Inc. The form of agreement relating to noncompetition and other covenants and the form of pledge agreement, as amended, are filed as exhibits to this Schedule and the foregoing summary of these agreements is qualified in its entirety by reference thereto.

       In connection with the transfers to the Corporate Estate Planning Covered Persons, the IPO Pledge was replaced with a guarantee and pledge agreement that was entered into by each Corporate Estate Planning Covered Person. In addition, each Controlling Covered Person was required to pledge the capital stock of the Corporate Estate Planning Covered Person to GS Inc. in order to further secure the Controlling Covered Person's obligations under the noncompetition agreement. The forms of the pledge agreements, as amended, are filed as exhibits to this Schedule and the foregoing summary of these agreements is qualified in its entirety by reference thereto.

REGISTRATION RIGHTS INSTRUMENT FOR CHARITABLE DONATIONS

       In connection with the donation of shares of Common Stock to charitable organizations discussed in footnote 4 on the cover page to this Schedule, GS Inc. entered into a Registration Rights Instrument and Supplemental Registration Rights Instrument (the "Charitable Supplement"). The following is a description of the Registration Rights Instrument, as supplemented by the Charitable Supplement. The Registration Rights Instrument and the Charitable Supplement are filed as Exhibits to this Schedule, and the following summary of these agreements is qualified in its entirety by reference thereto.

       Pursuant to the Registration Rights Instrument and the Charitable Supplement, GS Inc. has agreed to register the donated shares of Common Stock for resale by charitable foundations and public charities. GS Inc. has agreed in the Registration Rights Instrument and the Charitable Supplement to pay all of the fees and expenses relating to the offering by the charitable organizations, other than any agency fees and commissions or underwriting commissions or discounts or any transfer taxes incurred by the charitable organizations in connection with their resales. GS Inc. also has agreed to indemnify the charitable organizations against certain liabilities, including those arising under the Securities Act.

       GS Inc. may amend the Registration Rights Instrument and the Charitable Supplement in any manner that it deems appropriate, without the consent of any charitable organization. However, GS Inc. may not make any amendment that would cause the shares of Common Stock to fail to be "qualified appreciated stock" within the meaning of Section 170 of the Internal Revenue Code. In addition, GS Inc. may not make any amendment that would materially and adversely affect the rights of any charitable organization without the consent of a majority of the materially and adversely affected charitable organizations.

REGISTRATION RIGHTS INSTRUMENT FOR EMPLOYEE MANAGING DIRECTORS

       In connection with the sale by certain Covered Persons (the "Employee Managing Directors") of shares of Common Stock acquired from GS Inc. pursuant to the terms of restricted stock units, GS Inc. entered into a Supplemental Registration Rights Instrument (the "EMD Supplement"), which supplements the Registration Rights Instrument referred to above. The following is a description of the Registration Rights Instrument, as supplemented by the EMD Supplement. The Registration Rights Instrument and the EMD Supplement are filed as Exhibits to this Schedule, and the following summary of these agreements is qualified in its entirety by reference thereto.

       Pursuant to the Registration Rights Instrument and the EMD Supplement, GS Inc. has agreed to pay all of the fees and expenses relating to the registered offering of shares of Common Stock held by the Employee Managing Directors, other than any agency fees and commissions or underwriting commissions or discounts or any transfer taxes incurred by the Employee Managing Directors in connection with the sales. GS Inc. also has agreed to indemnify the Employee Managing Directors against certain liabilities, including those arising under the Securities Act.

Item 7. Material to be Filed as Exhibits

       Exhibit                           Description
       -------    --------------------------------------------------------------
         A.       Shareholders' Agreement, dated as of May 7, 1999 (incorporated by reference to Exhibit A to the Schedule 13D filed May 17,
                  1999 (File No. 005-56295) (the "Initial Schedule 13D")).

         B.       Voting Agreement, dated as of April 30, 1999, by and among The
                  Goldman Sachs Group, Inc., The Trustees of the Estate of
                  Bernice Pauahi Bishop and Kamehameha Activities Association
                  (incorporated by reference to Exhibit B to the Initial
                  Schedule 13D).

         C.       Voting Agreement, dated as of April 30, 1999, by and among The
                  Goldman Sachs Group, Inc., The Sumitomo Bank, Limited and
                  Sumitomo Bank Capital Markets, Inc. (incorporated by reference to Exhibit C to the Initial Schedule 13D).

         D.       Form of Agreement Relating to Noncompetition and Other
                  Covenants (incorporated by reference to Exhibit 10.20 to the registration statement on Form S-1 (File No. 333-74449) filed by The Goldman Sachs Group, Inc.).

         E.       Form of Pledge Agreement (the "IPO Pledge Agreement")
                  (incorporated by reference to Exhibit 10.21 to the registration statement on Form S-1 (File No. 333-74449) filed by The Goldman Sachs Group, Inc.).

         F.       Form of Amendment No. 1 to the IPO Pledge Agreement (filed as
                  Exhibit E), dated July 10, 2000 (incorporated by reference to
                  Exhibit F to Amendment No. 4 to the Initial Schedule 13D, filed July 11, 2000 (File No. 005-56295)).

         G.       Registration Rights Instrument, dated as of December 10, 1999
                  (incorporated by reference to Exhibit G to Amendment No. 1 to the Initial Schedule 13D, filed December 17, 1999 (File No.
                  005-56295)).

         H.       Supplemental Registration Rights Instrument, dated as of
                  December 10, 1999 (incorporated by reference to Exhibit H to
                  Amendment No. 1 to the Initial Schedule 13D, filed December
                  17, 1999 (File No. 005-56295)).

         I. Form of Counterpart to Shareholders' Agreement for former profit participating limited partners of The Goldman Sachs
                  Group, L.P. (incorporated by reference to Exhibit I to
                  Amendment No. 2 to the Initial Schedule 13D, filed June 21,
                  2000 (File No. 005-56295)).

         J. Form of Counterpart to Shareholders' Agreement for former retired limited partners of The Goldman Sachs Group, L.P. who are currently managing directors of The Goldman Sachs Group, Inc. (incorporated by reference to Exhibit J to Amendment No.
                  2 to the Initial Schedule 13D, filed June 21, 2000 (File No.
                  005-56295)).

         K. Form of Counterpart to Shareholders' Agreement for non-individual former owners of Hull and Associates, L.L.C.
                  (incorporated by reference to Exhibit K to Amendment No. 3 to the Initial Schedule 13D, filed June 30, 2000 (File No.
                  005-56295)).

         L.       Form of Counterpart to Shareholders' Agreement for non-U.S.
                  corporations (incorporated by reference to Exhibit L to Amendment No. 3 to the Initial Schedule 13D, filed June 30,
                  2000 (File No. 005-56295)).

         M.       Form of Counterpart to Shareholders' Agreement for non-U.S.
                  trusts (incorporated by reference to Exhibit M to Amendment
                  No. 3 to the Initial Schedule 13D, filed June 30, 2000 (File
                  No. 005-56295)).

         N.       Form of Guarantee and Pledge Agreement for non-U.S.
                  corporations (incorporated by reference to Exhibit N to Amendment No. 3 to the Initial Schedule 13D, filed June 30,
                  2000 (File No. 005-56295)).

         O.       Form of Pledge Agreement for shareholders of non-U.S.
                  corporations (incorporated by reference to Exhibit O to Amendment No. 3 to the Initial Schedule 13D, filed June 30,
                  2000 (File No. 005-56295)).

         P.       Form of Pledge Agreement for shareholders of non-U.S.
                  corporations (Jersey version) (incorporated by reference to Exhibit P to Amendment No. 3 to the Initial Schedule 13D, filed June 30, 2000 (File No. 005-56295)).

         Q.       Form of Counterpart to Shareholders' Agreement for Transferee
                  Covered Persons (incorporated by reference to Exhibit Q to
                  Amendment No. 5 to the Initial Schedule 13D, filed August 2,
                  2000 (File No. 005-56295)).

         R.       Supplemental Registration Rights Instrument, dated as of June
                  19, 2000 (incorporated by reference to Exhibit R to Amendment
                  No. 5 to the Initial Schedule 13D, filed August 2, 2000 (File
                  No. 005-56295)).

         S.       Supplemental Registration Rights Instrument, dated as of July
                  31, 2000 (incorporated by reference to Exhibit S to Amendment
                  No. 5 to the Initial Schedule 13D, filed August 2, 2000 (File
                  No. 005-56295)).

         T.       Underwriting Agreement (U.S. Version), dated as of August 1,
                  2000 (incorporated by reference to Exhibit T to Amendment No.
                  5 to the Initial Schedule 13D, filed August 2, 2000 (File No.
                  005-56295)).

         U.       Underwriting Agreement (International Version), dated as of
                  August 1, 2000 (incorporated by reference to Exhibit U to
                  Amendment No. 5 to the Initial Schedule 13D, filed August 2,
                  2000 (File No. 005-56295)).

         V.       Underwriting Agreement (Asia/Pacific Version), dated as of
                  August 1, 2000 (incorporated by reference to Exhibit V to
                  Amendment No. 5 to the Initial Schedule 13D, filed August 2,
                  2000 (File No. 005-56295)).

         W. Form of Power of Attorney to be executed by Covered Persons participating in the Rule 144 Program.

         X.       Power of Attorney (incorporated by reference to Exhibit I to
                  Amendment No. 1 to the Initial Schedule 13D, filed December
                  17, 1999 (File No. 005-56295)).

                                                                         ANNEX A


    INFORMATION REQUIRED AS TO EXECUTIVE OFFICERS AND DIRECTORS OF CORPORATE
                                COVERED PERSONS

----------------------------------------------------------------------------------------------------------------------------
                                                                                  CONVICTIONS OR
                                                                                   VIOLATIONS OF      BENEFICIAL OWNERSHIP
                                                                                  FEDERAL OR STATE     OF THE COMMON STOCK
                                                                                  LAWS WITHIN THE     OF THE GOLDMAN SACHS
   NAME             CITIZENSHIP     BUSINESS ADDRESS       PRESENT EMPLOYMENT     LAST FIVE YEARS          GROUP, INC.
----------------------------------------------------------------------------------------------------------------------------
Steven M.               USA         85 Broad Street        Managing Director,           None          Covered Person, so
Bunson                              New York, NY           The Goldman                                ownership is as set
                                    10004                  Sachs Group, Inc.                          forth in or
                                                                                                      incorporated into
                                                                                                      Item 5 above.
----------------------------------------------------------------------------------------------------------------------------
Russell E.              USA         85 Broad Street        Managing Director,           None          Covered Person, so
Makowsky                            New York, NY           The Goldman                                ownership is as set
                                    10004                  Sachs Group, Inc.                          forth in or
                                                                                                      incorporated into
                                                                                                      Item 5 above.
----------------------------------------------------------------------------------------------------------------------------
Michael H.              UK          26 New Street,         Partner,                     None          None
Richardson                          St. Helier, Jersey,    Bedell Cristin
                                    JE4 3RA
----------------------------------------------------------------------------------------------------------------------------

                                                                         ANNEX B



ITEMS 2(D)
  AND 2(E).  INFORMATION REQUIRED AS TO CERTAIN PROCEEDINGS



None.

                                                                         ANNEX C

ITEM 4. PLANNED DISPOSITION OF SECURITIES OF THE ISSUER BY COVERED PERSONS

During GS Inc.'s fiscal quarter ending November 24, 2000, each of the Covered Persons listed below intends to sell up to the number of shares of Common Stock set forth opposite such Covered Person's name under the Rule 144 Program referred to in Item 4 above.

            ----------------------------------------------------------------------------------
                                                                                    NUMBER OF
                                   COVERED PERSON                                     SHARES
            ----------------------------------------------------------------------------------
            Bradley I. Abelow                                                          15,628
            ----------------------------------------------------------------------------------
            Paul M. Achleitner                                                         70,000
            ----------------------------------------------------------------------------------
            Jonathan R. Aisbitt                                                        80,901
            ----------------------------------------------------------------------------------
            Andrew M. Alper                                                            50,000
            ----------------------------------------------------------------------------------
            Armen A. Avanessians                                                       25,000
            ----------------------------------------------------------------------------------
            David Baum                                                                 16,145
            ----------------------------------------------------------------------------------
            Ron E. Beller                                                              34,081
            ----------------------------------------------------------------------------------
            Lloyd C. Blankfein                                                         90,173
            ----------------------------------------------------------------------------------
            Peter L. Briger, Jr.                                                       35,274
            ----------------------------------------------------------------------------------
            Richard J. Bronks                                                          17,218
            ----------------------------------------------------------------------------------
            Lawrence R. Buchalter                                                      27,318
            ----------------------------------------------------------------------------------
            Michael J. Carr                                                            20,342
            ----------------------------------------------------------------------------------
            Christopher J. Carrera                                                     17,048
            ----------------------------------------------------------------------------------
            Mary Ann Casati                                                            12,000
            ----------------------------------------------------------------------------------
            Zachariah Cobrinik                                                         27,922
            ----------------------------------------------------------------------------------
            Abby Joseph Cohen                                                          10,000
            ----------------------------------------------------------------------------------
            Gary D. Cohn                                                               44,792
            ----------------------------------------------------------------------------------
            Christopher A. Cole                                                        47,713
            ----------------------------------------------------------------------------------
            Carlos A. Cordeiro                                                         53,232
            ----------------------------------------------------------------------------------
            Henry Cornell                                                              53,595
            ----------------------------------------------------------------------------------
            E. Gerald Corrigan                                                         60,000
            ----------------------------------------------------------------------------------
            Jon S. Corzine                                                            183,863
            ----------------------------------------------------------------------------------
            Claudio Costamagna                                                         20,721
            ----------------------------------------------------------------------------------
            Frank L. Coulson, Jr.                                                      67,653
            ----------------------------------------------------------------------------------
            Randolph L. Cowen                                                          30,234
            ----------------------------------------------------------------------------------
            Philip M. Darivoff                                                         13,522
            ----------------------------------------------------------------------------------
            Timothy D. Dattels                                                         32,338
            ----------------------------------------------------------------------------------
            Gavyn Davies                                                               96,392
            ----------------------------------------------------------------------------------
            David A. Dechman                                                           16,943
            ----------------------------------------------------------------------------------
            Joseph Della Rosa                                                          50,046
            ----------------------------------------------------------------------------------
            Alexander C. Dibelius                                                      10,331
            ----------------------------------------------------------------------------------
            John O. Downing                                                            35,000
            ----------------------------------------------------------------------------------
            Connie K. Duckworth                                                        44,111
            ----------------------------------------------------------------------------------
            Glenn P. Earle                                                             31,505
            ----------------------------------------------------------------------------------
            Paul S. Efron                                                              17,410
            ----------------------------------------------------------------------------------
            J. Michael Evans                                                           43,148
            ----------------------------------------------------------------------------------
            W. Mark Evans                                                              70,000
            ----------------------------------------------------------------------------------
            Pieter Maarten Feenstra                                                    17,961
            ----------------------------------------------------------------------------------
            David B. Ford                                                              68,217
            ----------------------------------------------------------------------------------

            ----------------------------------------------------------------------------------
                                                                                    NUMBER OF
                                   COVERED PERSON                                     SHARES
            ----------------------------------------------------------------------------------
            Edward C. Forst                                                            14,292
            ----------------------------------------------------------------------------------
            Christopher G. French                                                      17,593
            ----------------------------------------------------------------------------------
            Richard A. Friedman                                                        97,235
            ----------------------------------------------------------------------------------
            Joseph D. Gatto                                                            30,000
            ----------------------------------------------------------------------------------
            Peter C. Gerhard                                                           52,826
            ----------------------------------------------------------------------------------
            Nomi P. Ghez                                                               40,947
            ----------------------------------------------------------------------------------
            Joseph H. Gleberman                                                        63,858
            ----------------------------------------------------------------------------------
            Jacob D. Goldfield                                                         56,427
            ----------------------------------------------------------------------------------
            Amy O. Goodfriend                                                          18,410
            ----------------------------------------------------------------------------------
            Andrew M. Gordon                                                            5,000
            ----------------------------------------------------------------------------------
            Geoffrey T. Grant                                                          29,874
            ----------------------------------------------------------------------------------
            Eric P. Grubman                                                            35,964
            ----------------------------------------------------------------------------------
            Joseph D. Gutman                                                           27,214
            ----------------------------------------------------------------------------------
            Robert S. Harrison                                                         35,332
            ----------------------------------------------------------------------------------
            Thomas J. Healey                                                           53,466
            ----------------------------------------------------------------------------------
            Sylvain M. Hefes                                                           71,210
            ----------------------------------------------------------------------------------
            David B. Heller                                                            20,000
            ----------------------------------------------------------------------------------
            David L. Henle                                                             15,000
            ----------------------------------------------------------------------------------
            Mary C. Henry                                                              31,752
            ----------------------------------------------------------------------------------
            M. Roch Hillenbrand                                                        15,000
            ----------------------------------------------------------------------------------
            Jacquelyn M. Hoffman-Zehner                                                24,858
            ----------------------------------------------------------------------------------
            Fern Hurst                                                                 10,000
            ----------------------------------------------------------------------------------
            Robert J. Hurst                                                            40,000
            ----------------------------------------------------------------------------------
            Francis J. Ingrassia                                                       38,549
            ----------------------------------------------------------------------------------
            Reuben Jeffery III                                                         64,180
            ----------------------------------------------------------------------------------
            Stefan J. Jentzsch                                                          9,759
            ----------------------------------------------------------------------------------
            Chansoo Joung                                                              20,069
            ----------------------------------------------------------------------------------
            Ann F. Kaplan                                                              59,669
            ----------------------------------------------------------------------------------
            Scott B. Kapnick                                                           59,333
            ----------------------------------------------------------------------------------
            Robert J. Katz                                                             45,000
            ----------------------------------------------------------------------------------
            Douglas W. Kimmelman                                                       22,890
            ----------------------------------------------------------------------------------
            Bradford C. Koenig                                                         35,301
            ----------------------------------------------------------------------------------
            Jonathan L. Kolatch                                                        37,596
            ----------------------------------------------------------------------------------
            Peter S. Kraus                                                             14,599
            ----------------------------------------------------------------------------------
            David G. Lambert                                                           23,773
            ----------------------------------------------------------------------------------
            Thomas D. Lasersohn                                                        17,224
            ----------------------------------------------------------------------------------
            Lawrence H. Linden                                                         58,248
            ----------------------------------------------------------------------------------
            Robert Litterman                                                           35,267
            ----------------------------------------------------------------------------------
            Robert H. Litzenberger                                                     10,671
            ----------------------------------------------------------------------------------
            Jonathan M. Lopatin                                                        32,729
            ----------------------------------------------------------------------------------
            Michael R. Lynch                                                           76,454
            ----------------------------------------------------------------------------------
            Peter G. C. Mallinson                                                      58,849
            ----------------------------------------------------------------------------------
            Arthur S. Margulis, Jr.                                                    10,436
            ----------------------------------------------------------------------------------
            Ronald G. Marks                                                            28,907
            ----------------------------------------------------------------------------------
            Eff W. Martin                                                              70,502
            ----------------------------------------------------------------------------------
            John P. McNulty                                                            95,969
            ----------------------------------------------------------------------------------

            ----------------------------------------------------------------------------------
                                                                                    NUMBER OF
                                   COVERED PERSON                                     SHARES
            ----------------------------------------------------------------------------------
            E. Scott Mead                                                              47,532
            ----------------------------------------------------------------------------------
            Sanjeev K. Mehra                                                           19,378
            ----------------------------------------------------------------------------------
            T. Willem Mesdag                                                           46,026
            ----------------------------------------------------------------------------------
            Eric M. Mindich                                                            60,021
            ----------------------------------------------------------------------------------
            Masanori Mochida                                                           81,520
            ----------------------------------------------------------------------------------
            Karsten N. Moller                                                          32,686
            ----------------------------------------------------------------------------------
            Thomas K. Montag                                                           40,000
            ----------------------------------------------------------------------------------
            Robert B. Morris III                                                       63,346
            ----------------------------------------------------------------------------------
            Michael P. Mortara                                                        103,831
            ----------------------------------------------------------------------------------
            Sharmin Mossavar-Rahmani                                                   67,631
            ----------------------------------------------------------------------------------
            Edward A. Mule                                                             50,830
            ----------------------------------------------------------------------------------
            Thomas S. Murphy, Jr.                                                      12,401
            ----------------------------------------------------------------------------------
            Philip D. Murphy                                                           20,000
            ----------------------------------------------------------------------------------
            Avi M. Nash                                                                11,000
            ----------------------------------------------------------------------------------
            Daniel M. Neidich                                                          72,019
            ----------------------------------------------------------------------------------
            Kipp M. Nelson                                                             33,652
            ----------------------------------------------------------------------------------
            Robin Neustein                                                             43,644
            ----------------------------------------------------------------------------------
            Suzanne M. Nora Johnson                                                    62,319
            ----------------------------------------------------------------------------------
            Michael E. Novogratz                                                       15,304
            ----------------------------------------------------------------------------------
            Terence J. O'Neill                                                         57,525
            ----------------------------------------------------------------------------------
            Timothy J. O'Neill                                                         68,302
            ----------------------------------------------------------------------------------
            Donald C. Opatrny, Jr.                                                     62,602
            ----------------------------------------------------------------------------------
            Robert J. O'Shea                                                           54,483
            ----------------------------------------------------------------------------------
            Greg M. Ostroff                                                            12,473
            ----------------------------------------------------------------------------------
            Terence M. O'Toole                                                         77,486
            ----------------------------------------------------------------------------------
            Robert J. Pace                                                             12,961
            ----------------------------------------------------------------------------------
            Gregory K. Palm                                                            38,117
            ----------------------------------------------------------------------------------
            Scott M. Pinkus                                                            55,395
            ----------------------------------------------------------------------------------
            Timothy C. Plaut                                                           37,633
            ----------------------------------------------------------------------------------
            Wiet H. M. Pot                                                             73,680
            ----------------------------------------------------------------------------------
            John J. Powers                                                             73,679
            ----------------------------------------------------------------------------------
            Scott Prince                                                               14,554
            ----------------------------------------------------------------------------------
            Stephen D. Quinn                                                           60,892
            ----------------------------------------------------------------------------------
            Michael G. Rantz                                                           33,571
            ----------------------------------------------------------------------------------
            Girish V. Reddy                                                            16,321
            ----------------------------------------------------------------------------------
            Arthur J. Reimers III                                                      41,228
            ----------------------------------------------------------------------------------
            James P. Riley, Jr.                                                        61,485
            ----------------------------------------------------------------------------------
            Simon M. Robertson                                                         48,000
            ----------------------------------------------------------------------------------
            J. David Rogers                                                            66,642
            ----------------------------------------------------------------------------------
            Emmanuel Roman                                                             17,473
            ----------------------------------------------------------------------------------
            Ralph Rosenberg                                                            13,073
            ----------------------------------------------------------------------------------
            Stuart M. Rothenberg                                                       31,738
            ----------------------------------------------------------------------------------
            Michael S. Rubinoff                                                        17,189
            ----------------------------------------------------------------------------------
            Richard M. Ruzika                                                          16,528
            ----------------------------------------------------------------------------------
            Jeri Lynn Ryan                                                              9,673
            ----------------------------------------------------------------------------------
            John C. Ryan                                                               18,000
            ----------------------------------------------------------------------------------

            ----------------------------------------------------------------------------------
                                                                                    NUMBER OF
                                   COVERED PERSON                                     SHARES
            ----------------------------------------------------------------------------------
            Michael D. Ryan                                                            14,107
            ----------------------------------------------------------------------------------
            Richard A. Sapp                                                            87,526
            ----------------------------------------------------------------------------------
            Joseph Sassoon                                                             54,154
            ----------------------------------------------------------------------------------
            Muneer A. Satter                                                           30,608
            ----------------------------------------------------------------------------------
            Jonathan S. Savitz                                                         10,430
            ----------------------------------------------------------------------------------
            Peter Savitz                                                               27,961
            ----------------------------------------------------------------------------------
            Howard B. Schiller                                                         33,028
            ----------------------------------------------------------------------------------
            Antoine Schwartz                                                           18,069
            ----------------------------------------------------------------------------------
            Eric S. Schwartz                                                           59,637
            ----------------------------------------------------------------------------------
            Charles B. Seelig, Jr.                                                     57,959
            ----------------------------------------------------------------------------------
            Steven M. Shafran                                                          25,236
            ----------------------------------------------------------------------------------
            Richard S. Sharp                                                           67,714
            ----------------------------------------------------------------------------------
            James M. Sheridan                                                          28,344
            ----------------------------------------------------------------------------------
            Richard G. Sherlund                                                        39,541
            ----------------------------------------------------------------------------------
            Michael S. Sherwood                                                        56,415
            ----------------------------------------------------------------------------------
            Howard A. Silverstein                                                      46,000
            ----------------------------------------------------------------------------------
            Dinakar Singh                                                              16,934
            ----------------------------------------------------------------------------------
            Christian J. Siva-Jothy                                                    17,390
            ----------------------------------------------------------------------------------
            Cody J Smith                                                               38,756
            ----------------------------------------------------------------------------------
            Jonathan S. Sobel                                                          16,896
            ----------------------------------------------------------------------------------
            Marc A. Spilker                                                            30,865
            ----------------------------------------------------------------------------------
            Daniel W. Stanton                                                          44,000
            ----------------------------------------------------------------------------------
            Esta E. Stecher                                                            39,033
            ----------------------------------------------------------------------------------
            Cathrine S. Steck                                                          13,010
            ----------------------------------------------------------------------------------
            Fredric E. Steck                                                           10,000
            ----------------------------------------------------------------------------------
            Gene T. Sykes                                                              25,000
            ----------------------------------------------------------------------------------
            Mark R. Tercek                                                             28,029
            ----------------------------------------------------------------------------------
            Donald F. Textor                                                           35,706
            ----------------------------------------------------------------------------------
            John R. Tormondsen                                                         26,319
            ----------------------------------------------------------------------------------
            Leslie C. Tortora                                                          65,742
            ----------------------------------------------------------------------------------
            John L. Townsend III                                                       55,384
            ----------------------------------------------------------------------------------
            Byron D. Trott                                                             37,898
            ----------------------------------------------------------------------------------
            Robert B. Tudor III                                                        17,303
            ----------------------------------------------------------------------------------
            Thomas E. Tuft                                                             73,909
            ----------------------------------------------------------------------------------
            Malcolm B. Turnbull*                                                       18,096
            ----------------------------------------------------------------------------------
            John E. Urban                                                              17,172
            ----------------------------------------------------------------------------------
            Lee G. Vance                                                               43,555
            ----------------------------------------------------------------------------------
            David A. Viniar                                                            74,341
            ----------------------------------------------------------------------------------
            Barry S. Volpert                                                           70,000
            ----------------------------------------------------------------------------------
            Thomas B. Walker III                                                       80,153
            ----------------------------------------------------------------------------------
            George H. Walker IV                                                        15,886
            ----------------------------------------------------------------------------------
            Patrick J. Ward                                                           102,590
            ----------------------------------------------------------------------------------
            George W. Wellde, Jr.                                                      49,880
            ----------------------------------------------------------------------------------
            Anthony G. Williams                                                        58,958
            ----------------------------------------------------------------------------------

-----------------
* Includes shares held by a corporation wholly owned by the Covered Person.

            ----------------------------------------------------------------------------------
                                                                                    NUMBER OF
                                   COVERED PERSON                                     SHARES
            ----------------------------------------------------------------------------------
            Gary W. Williams                                                           50,000
            ----------------------------------------------------------------------------------
            Kendrick R. Wilson III                                                     44,825
            ----------------------------------------------------------------------------------
            Jon Winkelried                                                             59,023
            ----------------------------------------------------------------------------------
            Steven J. Wisch                                                            10,000
            ----------------------------------------------------------------------------------
            Richard E. Witten                                                          70,528
            ----------------------------------------------------------------------------------
            Tracy R. Wolstencroft                                                      30,000
            ----------------------------------------------------------------------------------
            Yasuyo Yamazaki                                                            20,000
            ----------------------------------------------------------------------------------
            Danny O. Yee                                                               36,923
            ----------------------------------------------------------------------------------
            Michael J. Zamkow                                                          41,194
            ----------------------------------------------------------------------------------
            Yoel Zaoui                                                                 20,749
            ----------------------------------------------------------------------------------
            Gregory H. Zehner                                                          25,672
            ----------------------------------------------------------------------------------
            Joseph R. Zimmel                                                           78,314
            ----------------------------------------------------------------------------------
            Barry L. Zubrow                                                            64,255
            ----------------------------------------------------------------------------------
            Mark A. Zurack                                                             30,871
            ----------------------------------------------------------------------------------

            ----------------------------------------------------------------------------------
            TRUSTS
            ------
            ----------------------------------------------------------------------------------
            Anahue Trust                                                               10,500
            ----------------------------------------------------------------------------------
            The Guapulo Trust                                                          37,501
            ----------------------------------------------------------------------------------
            Mark Dehnert Living Trust                                                   3,499
            ----------------------------------------------------------------------------------

            ----------------------------------------------------------------------------------
            PARTNERSHIPS
            ------------
            ----------------------------------------------------------------------------------
            The Daniel G. Brennan Family Limited Partnership                            5,365
            ----------------------------------------------------------------------------------
            Mijen Family Partnership                                                    9,570
            ----------------------------------------------------------------------------------
            The Rizner Family Limited Partnership                                       8,025
            ----------------------------------------------------------------------------------

            ----------------------------------------------------------------------------------
            CORPORATIONS
            ------------
            ----------------------------------------------------------------------------------
            Majix Limited                                                              32,739
            ----------------------------------------------------------------------------------
            Melalula Limited                                                           64,775
            ----------------------------------------------------------------------------------

                                                                         ANNEX D



ITEM 5(A). DESCRIPTION OF SHARES AS TO WHICH THERE IS A RIGHT TO ACQUIRE EXERCISABLE WITHIN 60 DAYS

On September 25, 2000, 20,709 shares of Common Stock will be delivered pursuant to the terms of an equal number of restricted stock units, and stock options covering 32,046 shares of Common Stock will vest and become exercisable, with the underlying shares to be delivered upon the exercise of the relevant stock options. Upon delivery, these shares of Common Stock will be Covered Shares.

                                                                         ANNEX E



ITEM 5(C). DESCRIPTION OF ALL TRANSACTIONS IN THE COMMON STOCK EFFECTED BY THE COVERED PERSONS IN THE PAST 60 DAYS AND NOT PREVIOUSLY REPORTED ON
             SCHEDULE 13D

The following sales of shares of Common Stock were made by the following Covered Persons through Goldman, Sachs & Co. for cash on the New York Stock Exchange:

--------------------------------------------------------------------------------------------
  COVERED PERSON              TRADE DATE         NUMBER OF SHARES          PRICE PER SHARE
--------------------------------------------------------------------------------------------
Christopher K. Norton           8/22/00              50,000                    $120.00
Gaetano J. Muzio                8/31/00              10,000                     127.50
Gaetano J. Muzio                8/31/00              10,000                     127.50
Gaetano J. Muzio                8/31/00               2,500                     127.50
--------------------------------------------------------------------------------------------

The following sales of shares of Common Stock were made by the following Covered Persons through ChaseMellon Shareholder Services, L.L.C. for cash on the New York Stock Exchange:

--------------------------------------------------------------------------------------------
  COVERED PERSON              TRADE DATE         NUMBER OF SHARES          PRICE PER SHARE
--------------------------------------------------------------------------------------------
David M. Atkinson               9/20/00               1,969                    $117.89
Isabelle Ealet                  9/20/00                 501                     117.89
Isabelle Ealet                  9/20/00               1,667                     117.89
Michael C. Luethke              9/20/00               2,000                     117.89
Jean-Luc Biamonti               9/21/00               2,000                     112.69
Stephen C. Lichtenauer          9/21/00               1,000                     112.69
Anthony John Reizenstein        9/21/00               1,600                     112.69
Michael P. Esposito             9/22/00               1,200                     110.95
--------------------------------------------------------------------------------------------

SIGNATURES

       After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: September 25, 2000
                                            By:     /s/ Gregory K. Palm
                                                --------------------------------
                                                   Name:  Gregory K. Palm
                                                   Title:  Attorney-in-Fact

                                  EXHIBIT INDEX

       Exhibit                          Description
       -------    --------------------------------------------------------------
         A.       Shareholders' Agreement, dated as of May 7, 1999 (incorporated by reference to Exhibit A to the Schedule 13D filed May 17,
                  1999 (File No. 005-56295) (the "Initial Schedule 13D")).

         B.       Voting Agreement, dated as of April 30, 1999, by and among The
                  Goldman Sachs Group, Inc., The Trustees of the Estate of
                  Bernice Pauahi Bishop and Kamehameha Activities Association
                  (incorporated by reference to Exhibit B to the Initial
                  Schedule 13D).

         C.       Voting Agreement, dated as of April 30, 1999, by and among The
                  Goldman Sachs Group, Inc., The Sumitomo Bank, Limited and
                  Sumitomo Bank Capital Markets, Inc. (incorporated by reference to Exhibit C to the Initial Schedule 13D).

         D.       Form of Agreement Relating to Noncompetition and Other
                  Covenants (incorporated by reference to Exhibit 10.20 to the registration statement on Form S-1 (File No. 333-74449) filed by The Goldman Sachs Group, Inc.).

         E.       Form of Pledge Agreement (the "IPO Pledge Agreement")
                  (incorporated by reference to Exhibit 10.21 to the registration statement on Form S-1 (File No. 333-74449) filed by The Goldman Sachs Group, Inc.).

         F.       Form of Amendment No. 1 to the IPO Pledge Agreement (filed as
                  Exhibit E), dated July 10, 2000 (incorporated by reference to
                  Exhibit F to Amendment No. 4 to the Initial Schedule 13D, filed July 11, 2000 (File No. 005-56295)).

         G.       Registration Rights Instrument, dated as of December 10, 1999
                  (incorporated by reference to Exhibit G to Amendment No. 1 to the Initial Schedule 13D, filed December 17, 1999 (File No.
                  005-56295)).

         H.       Supplemental Registration Rights Instrument, dated as of
                  December 10, 1999 (incorporated by reference to Exhibit H to
                  Amendment No. 1 to the Initial Schedule 13D, filed December
                  17, 1999 (File No. 005-56295)).

         I. Form of Counterpart to Shareholders' Agreement for former profit participating limited partners of The Goldman Sachs
                  Group, L.P. (incorporated by reference to Exhibit I to
                  Amendment No. 2 to the Initial Schedule 13D, filed June 21,
                  2000 (File No. 005-56295)).

         J. Form of Counterpart to Shareholders' Agreement for former retired limited partners of The Goldman Sachs Group, L.P. who are currently managing directors of The Goldman Sachs Group, Inc. (incorporated by reference to Exhibit J to Amendment No.
                  2 to the Initial Schedule 13D, filed June 21, 2000 (File No.
                  005-56295)).

         K. Form of Counterpart to Shareholders' Agreement for non-individual former owners of Hull and Associates, L.L.C.
                  (incorporated by reference to Exhibit K to Amendment No. 3 to the Initial Schedule 13D, filed June 30, 2000 (File No.
                  005-56295)).

         L.       Form of Counterpart to Shareholders' Agreement for non-U.S.
                  corporations (incorporated by reference to Exhibit L to Amendment No. 3 to the Initial Schedule 13D, filed June 30,
                  2000 (File No. 005-56295)).

         M.       Form of Counterpart to Shareholders' Agreement for non-U.S.
                  trusts (incorporated by reference to Exhibit M to Amendment
                  No. 3 to the Initial Schedule 13D, filed June 30, 2000 (File
                  No. 005-56295)).

         N.       Form of Guarantee and Pledge Agreement for non-U.S.
                  corporations (incorporated by reference to Exhibit N to Amendment No. 3 to the Initial Schedule 13D, filed June 30,
                  2000 (File No. 005-

                  56295)).

         O.       Form of Pledge Agreement for shareholders of non-U.S.
                  corporations (incorporated by reference to Exhibit O to Amendment No. 3 to the Initial Schedule 13D, filed June 30,
                  2000 (File No. 005-56295)).

         P.       Form of Pledge Agreement for shareholders of non-U.S.
                  corporations (Jersey version) (incorporated by reference to Exhibit P to Amendment No. 3 to the Initial Schedule 13D, filed June 30, 2000 (File No. 005-56295)).

         Q.       Form of Counterpart to Shareholders' Agreement for Transferee
                  Covered Persons (incorporated by reference to Exhibit Q to
                  Amendment No. 5 to the Initial Schedule 13D, filed August 2,
                  2000 (File No. 005-56295)).

         R.       Supplemental Registration Rights Instrument, dated as of June
                  19, 2000 (incorporated by reference to Exhibit R to Amendment
                  No. 5 to the Initial Schedule 13D, filed August 2, 2000 (File
                  No. 005-56295)).

         S.       Supplemental Registration Rights Instrument, dated as of July
                  31, 2000 (incorporated by reference to Exhibit S to Amendment
                  No. 5 to the Initial Schedule 13D, filed August 2, 2000 (File
                  No. 005-56295)).

         T.       Underwriting Agreement (U.S. Version), dated as of August 1,
                  2000 (incorporated by reference to Exhibit T to Amendment No.
                  5 to the Initial Schedule 13D, filed August 2, 2000 (File No.
                  005-56295)).

         U.       Underwriting Agreement (International Version), dated as of
                  August 1, 2000 (incorporated by reference to Exhibit U to
                  Amendment No. 5 to the Initial Schedule 13D, filed August 2,
                  2000 (File No. 005-56295)).

         V.       Underwriting Agreement (Asia/Pacific Version), dated as of
                  August 1, 2000 (incorporated by reference to Exhibit V to
                  Amendment No. 5 to the Initial Schedule 13D, filed August 2,
                  2000 (File No. 005-56295)).

         W. Form of Power of Attorney to be executed by Covered Persons participating in the Rule 144 Program.

         X.       Power of Attorney (incorporated by reference to Exhibit I to
                  Amendment No. 1 to the Initial Schedule 13D, filed December
                  17, 1999 (File No. 005-56295)).